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CIMAREX ENERGY CO. PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cimarex Energy Co.
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CIMAREX ENERGY CO.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 16, 2012
9:00 a.m. Central Time
Hyatt Regency Hotel
100 East 2nd Street
Tulsa, Oklahoma 74103

AGENDA:

1.
Elect three management nominees as Class I directors for terms expiring in 2015.

2.
Advisory approval of our executive compensation.

3.
Ratify the appointment of KPMG LLP as our independent auditors for 2012.

We will also transact any other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on March 20, 2012 are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT

Please take the time to vote by following the Internet or telephone voting instructions provided in this proxy statement. If you received a paper copy of the proxy card, you may also vote by completing and mailing the proxy card in the postage-prepaid envelope provided for your convenience. You may also attend and vote at the Annual Meeting. You may revoke your proxy at any time before the vote is taken by following the instructions in this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Mary Kay Rohrer Corporate Secretary

Date: April 5, 2012

CIMAREX ENERGY CO.
PROXY STATEMENT

i

ii

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS – May 16, 2012

CIMAREX ENERGY CO.
Hyatt Regency Hotel
100 East 2nd Street
Tulsa, Oklahoma 74103

We will furnish our proxy statement and annual report to certain of our shareholders over the Internet pursuant to Securities and Exchange Commission ("SEC") rules. On or about April 5, 2012, we will mail to certain of our shareholders a notice of Internet availability of proxy materials that describe how to access our proxy statement and annual report online (the "eProxy Notice"). The eProxy Notice also describes how to obtain a printed copy of the proxy statement and annual report. All other shareholders will receive a printed copy of the proxy statement and annual report, which will be mailed on or about April 5, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Cimarex Energy Co. is soliciting proxies for its 2012 annual meeting of shareholders. This proxy statement and proxy card include information about the items you will vote on at the annual meeting and about the voting process. We sometimes refer to Cimarex Energy Co. in this proxy statement as "Cimarex," "Cimarex Energy Co.," the "company," "we" or "us."

What items will be voted on at the Annual Meeting?

Shareholders will vote on the following items at the annual meeting:

  •
  Election to the Board of three Class I directors nominated by the Board to each serve for a three-year term ending with the annual meeting held in 2015 (Proposal 1);

  •
  Advisory approval of our executive compensation (Proposal 2);

  •
  Ratification of the appointment of KPMG LLP as our independent auditors for 2012 (Proposal 3); and

  •
  Such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

What are the Board's voting recommendations on each item?

The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3.

Who can vote?

Shareholders holding shares of our common stock as of the close of business on March 20, 2012, may vote at the Annual Meeting, or at any adjournment or postponement of the Meeting. You have one vote for each share of common stock held as of the record date that may be voted on each proposal presented at the Annual Meeting.

What if I received an eProxy Notice of Internet Availability of Proxy Materials?

The SEC permits us to electronically distribute proxy materials to shareholders. On or about April 5, 2012, we will mail to certain of our shareholders a notice of Internet availability of proxy materials ("eProxy Notice") with instructions about how to access our proxy statement and annual report and how to vote online. If you receive an eProxy Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them. The eProxy Notice instructs you on how to submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the eProxy Notice.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the "shareholder of record" of those shares. The eProxy Notice or notice of annual meeting, proxy statement and accompanying materials have been sent directly to you by Continental Stock Transfer & Trust Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of shares held in "street name." The eProxy Notice or notice of annual meeting, proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record who is considered the "shareholder of record" of those shares.

How do I vote if I am a shareholder of record?

If you are a shareholder of record, you may vote your shares:

  •
  By voting on the Internet by visiting the website and following the instructions shown on the eProxy Notice or proxy card;

  •
  By following the instructions for telephone voting at the toll-free telephone number shown on the proxy card;

  •
  By completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;

  •
  In person by attending the meeting;

In the case of Internet or telephone voting, you should have your eProxy Notice or proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to mail back the proxy card. Even if you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

How do I vote if I am a beneficial holder of shares held in "street name"?

If your broker holds your shares in "street name," you should receive either an eProxy Notice or a voting instruction card and proxy statement. Please follow the instructions (including the date by which your voting instructions must be received) on your eProxy Notice or instruction card in order for your shares to be voted. You may also vote in person at the meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot. Please contact your broker, bank or other holder of record if you wish to do so.

How do I vote shares held in my 401(k) account?

Participants in the Cimarex 401(k) Plan ("401(k) Plan") who have shares of common stock credited to their plan account as of the record date will have the right to provide voting instructions to the 401(k) Plan trustee. The trustee will vote the shares in a participant's 401(k) Plan account in accordance with the participant's instructions or, if no instructions are received prior to 5 p.m. Eastern Time on May 11, 2012, the shares credited to that participant's account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions. Participant voting information will not be disclosed to Cimarex.

Can I change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before the voting polls are closed at the Annual Meeting by one of the following methods:

  •
  Voting at a later time by Internet or telephone;

  •
  Delivering to our Corporate Secretary, Mary Kay Rohrer, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518 a proxy with a later date or a written revocation of your proxy;

  •
  Giving notice of revocation to the inspector of election at the Annual Meeting; or

  •
  Voting in person at the Annual Meeting;

What happens if other matters come up at the Annual Meeting?

We do not know of any other matters that will be voted on at the Annual Meeting. If other matters are properly presented, the proxy holders, Thomas E. Jorden, Cimarex's Chief Executive Officer and President, or Paul Korus, Cimarex's Sr. Vice President and Chief Financial Officer, will vote your shares at their discretion.

How many shares of Cimarex common stock were outstanding on the record date?

At the close of business on March 20, 2012, the record date, there were 85,716,614 shares of common stock outstanding and entitled to vote at the Annual Meeting. Common stock is the only class of stock entitled to vote.

Who will count the votes?

A representative of Continental Stock Transfer & Trust Company, our stock transfer agent, will act as the independent tabulator appointed by the Board of Directors and will count the votes and act as the inspector of election.

What is a "quorum"?

A "quorum" is a majority of the outstanding shares of common stock and is required to hold the Annual Meeting. A quorum is determined by counting shares of common stock present in person at the Annual Meeting or represented by proxy. If you submit a properly completed proxy, you will be considered part of the quorum even if you abstain from voting. Shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes") are treated as present for the purpose of determining a quorum.

How many votes must each proposal receive to be adopted?

  •
  Proposal 1 for the election of directors – each nominee will be elected if the votes cast for the nominee exceed the votes cast against the nominee.

  •
  Proposal 2 for advisory approval of our executive compensation – the affirmative vote of a majority of the shares present and entitled to vote on the Proposal.

  •
  Proposal 3 for the ratification of independent auditors – the affirmative vote of a majority of the shares present and entitled to vote on the Proposal.

How are votes counted and what is the effect of broker non-votes and abstentions?

Votes are counted in accordance with our Bylaws, Delaware law and the rules of the New York Stock Exchange ("NYSE"). If a shareholder delivers a properly completed proxy but does not indicate how his or her shares are to be voted, the shares covered by such proxy will be included in determining if there is a quorum and will also be counted as votes "FOR" each named nominee for director (Proposal 1), "FOR" Proposals 2 and 3 and against any shareholder proposal. Shares will not be voted at the Annual Meeting if a properly completed proxy covering those shares has not been received or the holder does not vote in person or at the Annual Meeting.

The NYSE precludes brokers from exercising voting discretion on "non-routine" proposals without specific instructions from the beneficial owner. Under the current NYSE rules, only Proposal 3 is considered a routine matter.

The following summarizes how votes will be counted and the effect of broker non-votes and abstentions on each of the Proposals:

Abstentions

•
With respect to Proposal 1, under our bylaws, abstentions are not considered cast in the election of directors and will have no effect on the outcome of Proposal 1.

•
With respect to Proposals 2 and 3, abstentions on each of these proposals will have the same effect as a vote against the Proposal.

Broker Non-Votes

•
With respect to Proposals 1 and 2, broker non-votes will have no effect on the outcome of the Proposals.

•
With respect to Proposal 3, because it is a routine matter on which a broker is empowered to vote, no broker non-votes will likely result from this Proposal.

How can I view the shareholder list?

You may view a shareholder list at the Annual Meeting or at our offices located at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203 during ordinary business hours during the period May 6 through May 15, 2012.

Who can attend the Annual Meeting?

You may attend the meeting if you were a shareholder of Cimarex on March 20, 2012.

Who pays for the proxy solicitation related to the Annual Meeting?

Cimarex does. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of distributing the proxy materials. We have retained Alliance Advisors to act as a proxy solicitor in conjunction with the meeting. We have agreed to pay that firm $6,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

When are shareholder proposals due?

If you want to submit a proposal for possible inclusion in next year's proxy statement, you must submit it in writing to the Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995 and facsimile (303) 295-3494. Cimarex must receive your proposal on or before December 7, 2012. Cimarex will consider only proposals meeting the requirements of the applicable rules of the SEC.

If a shareholder wants to bring any matter before the 2013 Annual Meeting that is not included in the 2013 Proxy Statement, the shareholder must provide written notice of the matter between February 6, 2013 and February 16, 2013. Shareholders are also advised to review our Amended and Restated Bylaws, which contain advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations.

PROPOSAL 1. ELECTION OF DIRECTORS

Our current Board of Directors (the "Board") consists of ten members. The Board is divided into three classes: Class I, Class II and Class III directors. At each annual meeting, a class of directors is elected for a term expiring at the annual meeting in the third year following the year of election. Each director holds office until his successor is elected and qualifies.

The terms of the three Class I directors, Joseph R. Albi, Jerry Box and Michael J. Sullivan, will expire at the 2012 Annual Meeting.

If prior to the Annual Meeting a nominee becomes unavailable to serve as a director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee or nominees designated by our Board or its Nominating Committee. As of the mailing of these proxy materials, the Board knows of no reason why any director nominee would not be available to serve as a director.

A nominee is elected if the votes cast for his election exceed the votes cast against his election. Each director who is nominated below has tendered an irrevocable resignation that is effective upon his failure to receive the required vote and the Board's acceptance of such resignation. If a nominee fails to receive more favorable votes than votes cast against him, the Nominating Committee will act on an expedited basis following the Annual Meeting to determine whether to recommend that the Board accept the director's resignation. The Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept the director's resignation, and the director whose resignation is under consideration must abstain from participating in any decision regarding his resignation. The Board will publicly disclose its decision regarding acceptance of resignation within 90 days after the results of the election are certified. If the resignation is not accepted, the director will continue to serve as a director until his successor is elected and qualified. If the Board accepts the resignation, then the Board may fill the vacancy in accordance with the Bylaws or may decrease the size of the Board in compliance with the Certificate of Incorporation.

Information concerning the nominees recommended by our Nominating Committee and nominated by our Board, as well as each of our continuing directors, is set forth below.

NOMINEES

Class I Directors – Terms Expiring in 2012

Joseph R. Albi	Director since September 2011
Executive Vice President, Chief Operating Officer Cimarex Energy Co. Age 53

Mr. Albi has served Cimarex in various capacities since September 30, 2002. He was Vice President-Engineering from 2002 to 2003, Sr. Vice President-Corporate Engineering from 2003 to 2005, and was named Executive Vice President-Operations in 2005. Effective September 30, 2011, Mr. Albi was named Executive Vice President and Chief Operating Officer. Mr. Albi has over 30 years of experience in the oil and gas industry.

Jerry Box	Director since 2005
Retired President and COO Oryx Energy Company Age 73
Member – Compensation and Governance Committee Member – Nominating Committee

Mr. Box was Chairman of Magnum Hunter Resources, Inc. from October 2004 until June 2005, and a director of Magnum Hunter from March 1999 to June 2005. He retired in June 2005 at the time of the acquisition by Cimarex of Magnum Hunter. Mr. Box served as President, COO and a director of Oryx Energy Company from February 1998 to March 1999. He had previously held a number of managerial and executive positions with Oryx Energy from February 1998 to March 1999, and its predecessor company, Sun Oil Company. Mr. Box holds undergraduate and graduate degrees in geology. He has served for several years in an executive capacity with public and private companies. Mr. Box has served on numerous oil and gas committees and task forces and as a President and Treasurer of the Dallas Petroleum Club. Mr. Box serves as a non-management director and Chairman of the Board of NewPark Resources, Inc. of The Woodlands, Texas, an oilfield services company traded on the NYSE. His extensive experience as an executive for companies in the energy business makes his service on the Compensation and Governance Committee particularly valuable.
Michael J. Sullivan	Director since 2002
Partner Rothgerber, Johnson & Lyons LLP Casper, Wyoming Age 72
Member – Audit Committee Member – Nominating Committee

Mr. Sullivan has been a senior attorney, partner or special counsel of the Denver-based law firm, Rothgerber Johnson & Lyons LLP since 2001, and the managing attorney of the Casper office of that firm. Mr. Sullivan practiced law as a partner with Brown, Drew, Apostolos, Massey & Sullivan from 1964 to 1986 and from 1995 until 1998. Mr. Sullivan brings a wealth of experience and a diverse background to Cimarex's Board. In addition to his Juris Doctor degree, he has an undergraduate degree in petroleum engineering, years of governmental service as the Governor of Wyoming (1987-1995) and Ambassador to Ireland (1998-2001), and 37 years' experience practicing law in the areas of natural resources, mediation and business. As Governor he was involved in the process of reviewing and administering Wyoming's budget. This experience is particularly relevant in his service on the Audit Committee. Mr. Sullivan's education, his legal experience, particularly in mediation and litigation, and his domestic and international government service all provide a background which is beneficial in addressing the issues coming before the Cimarex Board.

Mr. Sullivan is a director and chairman of the governance committee and member of the compensation committee of First Interstate BancSystem, Billings, Montana and a director and member of the compensation and governance and audit committee of Sletten Construction, Inc., Great Falls, Montana. From 2001 to May 2009 he served as a director and during his tenure as a member of the audit, corporate social responsibility committee and governance committee of Allied Irish Bank Group, Dublin, Ireland. From 2003 to 2010 he served as a director of the Kerry Group Plc, a global food and food ingredients producer headquartered in Tralee Co., Kerry, Ireland.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.

CONTINUING DIRECTORS

Class II Directors – Terms Expiring in 2013

Hans Helmerich	Director since 2002
Chairman and CEO, Director Helmerich & Payne, Inc. Tulsa, Oklahoma Age 53
Member – Compensation and Governance Committee Member – Nominating Committee

Mr. Helmerich was elected Chairman and CEO of Helmerich & Payne, Inc., a publicly held company located in Tulsa, Oklahoma, in January 2012. Prior to this, he served as President and Chief Executive Officer since 1989 and has served as a director of that company since 1987. Helmerich & Payne is primarily engaged in contract drilling of oil and gas wells for exploration and production companies and is one of the major land and offshore platform drilling contractors in the world. Cimarex acquired Helmerich & Payne's exploration and production business in 2002. Mr. Helmerich's background with the exploration and production business acquired by Cimarex, as well as his over 25 years' executive experience with Helmerich & Payne, provide a strong background for his service on Cimarex's Board and on the Compensation and Governance Committee. In addition, Mr. Helmerich's service as a director of Atwood Oceanics, Inc., Houston, Texas, an international offshore drilling company, and as a Trustee of The Northwestern Mutual Life Insurance Company provide him with additional expertise and skills to serve as a director.
Harold R. Logan, Jr.	Director since 2009
Co-Founder, Director Basic Materials and Services LLC Denver, Colorado Age 67
Lead Director Member – Audit Committee Member – Nominating Committee

Mr. Logan is the Co-Founder and director of Basic Materials and Services LLC (Denver, Colorado), a privately held company founded in 2007 that invests in companies providing specialized services for the pipeline construction and sand/silica industries. Mr. Logan was a Co-Founder of TransMontaigne (Denver, Colorado) in 1995 and Chief Financial Officer, Executive Vice President, Treasurer and a director through 2002. He served as a director of TransMontaigne and chairman of its finance committee from 2002-2006. From 1987 to 1995, he was Senior Vice President/Finance, Chief Financial Officer and a director of Associated Natural Gas Corporation. Prior to that Mr. Logan was with Dillon Read & Co. Inc. and Rothschild, Inc.

Over the past 39 years, Mr. Logan's education, investment banking/venture capital experience and business/financial management experience have provided him with a comprehensive understanding of business and finance. Mr. Logan's expertise and experience have been relevant to his responsibilities of providing oversight and advice to the management of public companies, and is of particular benefit in his role as a member of the Audit Committee of Cimarex. Since 1998, Mr. Logan has been a director of nine public companies and has served on audit, compensation and governance committees. Mr. Logan currently serves as Chairman of the Board of Supervisors of Suburban Propane Partners, L.P. and as a director of Graphic Packaging Corporation, both NYSE companies.

Monroe W. Robertson	Director since 2005
Private Investor Age 62
Chairman – Audit Committee Member – Nominating Committee

Mr. Robertson is currently a private investor. Mr. Robertson was with Key Production Company, Inc., a company acquired by Cimarex in 2002, for 10 years until retirement in March 2002. While with Key, he held the positions of President, Chief Operating Officer, Senior Vice President and Principal Financial Officer. Mr. Robertson has served in executive capacities with three other public energy companies, Apache Corp., Gulf Oil Corporation and Terra Resources. Mr. Robertson has comprehensive knowledge of the financial and operational sides of the exploration and production business, which is of considerable value in his service as Chairman of Cimarex's Audit Committee. He currently serves as a director, chairman of the audit committee and member of the compensation and nominating committee of Earthstone Energy, Inc. (formerly named Basic Earth Science System), Denver, Colorado, an independent exploration and production company.

Class III Directors – Terms Expiring in 2014

David A. Hentschel	Director since 2002
Retired Chairman and CEO Occidental Oil and Gas Corporation Age 78
Member – Compensation and Governance Committee Member – Nominating Committee

Mr. Hentschel was Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation from 1986 until 1993 and from 1997 until 1999, when he retired. He also served as President and Chief Executive Officer of Canadian Occidental Petroleum, Ltd, now known as Nexen, from 1995 until 1997. Mr. Hentschel brings considerable executive experience in the domestic and international oil and gas industry to the Board. He was in charge of the worldwide exploration and production operations for Cities Service, Occidental Oil and Gas Corporation for the last 20 years of his 40-year career. He was a director of Occidental Petroleum from 1987-1993 and of Canadian Occidental or Nexen from 1985-2009. During his service as a director of Nexen, he was chair of the audit committee and a member of the compensation committee and various other committees. He was also a director of the Bank of Oklahoma from 1984-1995. Mr. Hentschel's extensive leadership background and his service on Nexen's audit and compensation committees provide strong skills and experience for his service on our Compensation and Governance Committee.
Thomas E. Jorden	Director since September 2011
Chief Executive Officer and President Cimarex Energy Co. Age 55

Mr. Jorden has served Cimarex in various capacities since September 30, 2002. He was Vice President-Exploration from 2002 to 2003, and Executive Vice President-Exploration from 2003 to September 30, 2011, at which time he was named Chief Executive Officer and President. Mr. Jorden has over 30 years of experience in the oil and gas industry.

F. H. Merelli	Director since 2002
Chairman of the Board Cimarex Energy Co. Denver, Colorado Age 76

Mr. Merelli has served as executive Chairman of the Board of Cimarex since September 30, 2002. From September 30, 2002 through September 30, 2011, he also served as Chief Executive Officer and President of Cimarex. Effective September 30, 2011, he stepped down as Chief Executive Officer and President. Prior to September 30, 2001, Mr. Merelli was Chairman and Chief Executive Officer of Key Production Company, Inc. (acquired by Cimarex in September 2002). Mr. Merelli has spent over 35 years in key executive positions in the oil and gas industry. Mr. Merelli is the creator of several management and incentive systems currently employed by Cimarex.
L. Paul Teague	Director since 2002
Retired Executive Texaco USA Age 77
Chairman – Compensation and Governance Committee Member – Nominating Committee

Mr. Teague served 35 years with Texaco Inc. He retired in 1994 as Vice President, Western Exploration & Producing Region of Texaco USA in Denver, Colorado. Mr. Teague held various positions with Texaco USA, including Vice President-Producing in Houston, Texas, Vice President of the New Orleans Producing Division, Division Manager, New Orleans and General Superintendent of the Offshore Division in New Orleans. Mr. Teague holds a degree in Petroleum Engineering from Louisiana Tech University and is a graduate of the University of Southern California Executive Program. He has several industry affiliations, including the former Chairman of the API Executive Committee on Drilling and Production Practices, former President of the Colorado Petroleum Association, a 50-year Legion of Honor Member of the Society of Petroleum Engineers and a member of the Rocky Mountain Oil & Gas Hall of Fame. He brings his executive experience with a major oil and gas company to bear on corporate governance and executive compensation issues in his role as chairman of our Compensation and Governance Committee.

Director Nomination Process and Review of Director Nominees

The Nominating Committee identifies and reviews the qualifications of candidates for Board membership and determines the desired qualifications, including judgment, skill, experiences with businesses and other organizations of comparable size, the interplay of the candidate's experiences with the experience of other directors and the extent to which the candidate would be a desirable addition to the Board and any of its committees. Our Nominating Committee charter specifically includes in the list of desirable attributes sought in our Board composition diversity of gender and ethnic background. In considering candidates for future openings on our Board, we expect to search for and consider candidates who meet the qualifications set out in the Nominating Committee charter.

Each director nominee is evaluated on individual merit, experience and potential to contribute to the effectiveness of the Board. Although all the current directors have extensive oil and gas experience, either as company executives or attorneys, their experience is with companies with widely different operating strategies. This diversity and depth of experience provides our Board with an important capacity to execute its duty of oversight and guidance.

The Committee will consider nominees recommended by shareholders. For the 2012 Annual Meeting, the Committee did not receive nominations from any shareholder prior to the deadline for shareholder nominations. Shareholders who wish to nominate persons for election as directors at the 2013 Annual Meeting must submit a timely written notice complying with Cimarex's Bylaws to Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, facsimile (303) 295-3494. To be timely, the stockholder's written notice must be received between February 6, 2013 and February 16, 2013. If the 2013 Annual Meeting is held more than 30 days before or after May 16, 2013, the written notice must be received no later than the close of business on the tenth day following the day on which the notice of the date of the 2013 Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs.

Independence of Directors

Our Corporate Governance Guidelines require that a majority of our Board of Directors be independent as defined by applicable laws, rules, regulations and listing standards. We comply with the criteria for independence established by the New York Stock Exchange (NYSE) listing requirements and other governing laws and regulations. Based upon NYSE standards, seven of our ten Board members are independent. Messrs. Merelli, Jorden and Albi are executive officers of Cimarex and are not independent.

Our Board annually reviews the status of each director to confirm that the director meets the independence standards. If any relationship exists that is not covered by these standards, the Board determines whether the relationship is material and whether the director should be deemed independent. The Board may determine independence if it finds that the director is independent of management and free from any relationship that would interfere with the director's independent judgment.

Our Code of Business Conduct includes provisions pertaining to conflicts of interest. The Code provides that no relationship involving a director that is disclosed to and affirmatively determined by the Board of Directors to be immaterial shall be a conflict of interest within the meaning of the Code.

Applying our Corporate Governance Guidelines and our Code of Business Conduct, the Board has affirmatively determined that Messrs. Box, Helmerich, Hentschel, Logan, Robertson, Sullivan and Teague are independent, and have no material relationship that would interfere with their exercise of independent judgment and, therefore, are independent under our Corporate Governance Guidelines, Code of Business Conduct and the listing standards of the NYSE. Our Audit, Compensation and Governance, and Nominating Committees are comprised entirely of independent directors.

PROPOSAL 2. ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

Cimarex is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below. Cimarex believes that it is appropriate to seek the views of shareholders on the design and effectiveness of its executive compensation program.

Our objectives for executive compensation are to (i) align performance incentives with the long-term interests of our shareholders, (ii) provide competitive total compensation opportunities that retain and attract executive talent, and (iii) link compensation earned to achievement of short-term and long-term financial and strategic objectives. Our executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the interests of our shareholders. Cimarex's relative stock price performance for the period December 31, 2008 through December 31, 2010 ranked at the 82nd percentile (see Compensation Discussion and Analysis, Long-Term Equity Awards).

The Compensation Discussion and Analysis in this Proxy Statement describes Cimarex's compensation program and the decisions made by the Compensation and Governance Committee in 2011 in more detail.

The following non-binding resolution will be submitted for an advisory shareholder vote at the Annual Meeting:

  RESOLVED, that the compensation paid to Cimarex's named executive officers, as disclosed in Cimarex's Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding upon us. However, the Compensation and Governance Committee, which is responsible for designing and administering Cimarex's executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3. RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee of the Board has appointed KPMG LLP to audit our financial statements for 2012. KPMG LLP has been our independent auditor since October 1, 2002.

We are asking that shareholders ratify the appointment of KPMG LLP as independent auditor. If shareholders fail to ratify the appointment of KPMG LLP, the Audit Committee may reconsider this appointment. A KPMG LLP representative will be at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF KPMG LLP AS CIMAREX'S INDEPENDENT AUDITOR FOR 2012.

See Independent Registered Public Accountants for information regarding auditor fees and services and the Audit Committee Report.

BOARD MEETINGS, COMMITTEES OF THE BOARD AND ATTENDANCE

Attendance at Meetings.    During 2011 the Board of Directors held six meetings. Each incumbent director attended 75% or more of all meetings of the Board of Directors and committees of the Board on which he served. It is the policy and practice of the Company that nominees for election at the Annual Meeting of Shareholders attend the meeting. All of the Board members at the time of the 2011 Annual Meeting of the Shareholders attended the meeting.

At each in-person meeting, the independent members of the Board and its Committees meet in executive session. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. During 2011 the independent directors met five times in executive session, the independent members of the Audit Committee met in executive session four times, and the independent members of the Compensation and Governance Committee met in executive session four times.

Each year the directors select a lead director to preside over Board executive sessions. Harold Logan serves as lead director. Mr. Logan was originally elected as lead director on December 8, 2010 and was re-elected on May 18, 2011 by the independent directors for an additional one-year term ending at the May 2012 Board Meeting. The lead director is elected for a one-year term that expires at the May Board meeting. A lead director may be reelected for additional terms but may not serve more than three consecutive terms.

Board Committees.    The Board of Directors has established three standing committees to assist in carrying out its duties: the Audit Committee, the Compensation and Governance Committee and the Nominating Committee. All members of these committees are independent, as defined in the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. Each Committee functions under a written charter adopted by the Board which is available on our website at http://www.cimarex.com. The current members of these Committees, the functions of each Committee and the number of meetings held in 2011 are shown in the following table:

Committees of the Board of Directors

Audit Committee Members	Functions of the Committee	Meetings in 2011
Monroe W. Robertson, Chair† Harold R. Logan, Jr.† Michael J. Sullivan †Financial expert	• appoints independent auditor • approves nature and scope of services of independent auditor and reviews range of fees for such services • oversees internal audit function • reviews qualification and independence of auditor • monitors integrity of financial statements • monitors compliance with legal and regulatory requirements • reviews and reports to Board on corporate and financial risk	8
Compensation and Governance Committee Members	Functions of the Committee	Meetings in 2011
L. Paul Teague, Chair Jerry Box Hans Helmerich David Hentschel	Compensation Functions • recommends CEO and executive officer cash compensation for approval by Board • recommends director compensation for approval by Board • reviews and recommends for approval by Board the Compensation Discussion and Analysis disclosure • determines amount and terms of equity awards • reviews and approves long-term incentive plans • reviews relationship of compensation to risk	5
	Governance Functions • oversees corporate governance • develops plans for managerial succession • oversees annual Board and Committee evaluations

Nominating Committee Members	Functions of the Committee	Meetings in 2011
Harold R. Logan, Jr., Chair Jerry Box Hans Helmerich David Hentschel Monroe Robertson Michael Sullivan L. Paul Teague	• determines desired board skills and attributes • recommends candidates to serve on the Board and to stand for election at annual meeting of shareholders or to fill vacancy occurring between meetings • recommends Committee appointments	1

Compensation and Governance Committee Interlocks and Insider Participation.    Hans Helmerich, a member of the Committee, was an executive officer of Cimarex from February 14, 2002 until September 30, 2002. Cimarex was formed on February 14, 2002 as a wholly owned subsidiary of Helmerich & Payne, Inc. for the purpose of facilitating the spinoff by Helmerich & Payne of its oil and gas exploration and production business. Cimarex became a publicly traded company on September 30, 2002, at which time Mr. Helmerich resigned as an executive officer.

CORPORATE GOVERNANCE

Prudent corporate governance is critical in gaining the trust and confidence of shareholders, employees, suppliers and business partners.

Board Leadership Structure

Cimarex has an executive Chairman of the Board. We also have a Lead Director, who is chosen annually from our independent directors. The functions of the Chairman of the Board and the Lead Director are set out below:

Duties and Responsibilities of Chairman of the Board	Duties and Responsibilities of Lead Director
Preside over Board meetings	Preside over executive sessions of the Board
Call special meetings of the Board	Act as Chairman of the Nominating Committee
Approve agenda for Board meetings	Serve as liaison between the Chairman of the Board and the other Board members
Preside over shareholder meetings	Serve as primary contact for communication by interested parties to the Board
Facilitate and participate in formal and informal communications with and among directors

The Board believes that the role of an executive Chairman of the Board and an independent lead director having the duties described above serve the interests of our shareholders because this structure provides an appropriate balance between strategy development and independent oversight of management.

F. H. Merelli has served as Cimarex's executive Chairman of the Board since September 30, 2002. He also served as Chief Executive Officer and President from our inception through September 2011, at which time we implemented our CEO succession plan. He brings to the position of Chairman of the Board considerable knowledge and experience gained through his position as executive Chairman and through September 2011, as Chief Executive Officer and President. This knowledge and experience allows him to focus the activities of the Board on matters most relevant to the success of Cimarex.

Our board structure is designed to avoid any undue influence by the Chairman of the Board or the CEO on the Board. The Compensation and Governance Committee, which recommends the compensation of the Chairman and the CEO to the full Board and makes grants to the Chairman and the CEO under our long-term incentive program, is comprised entirely of independent directors. When the Board acts on the Compensation and Governance Committee's recommendation for compensation of the Chairman and the CEO, it acts without either the Chairman or the CEO being present. The Board meets in executive session from time-to-time without the Chairman or the CEO being present. During 2011, five executive sessions were held. During those sessions, the independent Board members are able to freely critique the performance of the Chairman, the CEO and Cimarex's other executive officers.

The substantial experience and background of our independent Board members ensure their active and knowledgeable involvement in Board matters. This involvement, and the presence and involvement of our Lead Director, provide the Board with a strong independent point of view.

Risk Oversight

Board and Audit Committee Oversight

The Board has overall responsibility for risk oversight. Management provides the Board with overviews of Cimarex's operations, financial results and other aspects of its business at quarterly meetings. Significant strategic considerations, such as material acquisitions or mergers, are brought to the Board for deliberation and, as appropriate, decisions.

As required by the NYSE, in addition to its specific responsibilities with respect to Cimarex's financial statements and reporting, the Audit Committee is involved in considering Cimarex's policies and guidelines that govern the process by which exposure to risk is assessed and managed. This responsibility has been delineated in the Audit Committee's charter that provides for the Audit Committee to discuss with management and report to the Board with respect to:

  •
  the processes Cimarex has taken to mitigate corporate risks;
  •
  the guidelines and processes pertaining to financial risk assessment;
  •
  the steps management has taken to measure, monitor and control such financial risk exposures; and
  •
  management's conclusion as to the effectiveness of the guidelines and processes utilized to mitigate such corporate and financial risks and exposures.

The Audit Committee, at its December 2011 meeting, reviewed, discussed and reported to the Board about corporate, operational and financial risks and Cimarex's processes for mitigation of these risks

Compensation Risk Assessment

Each year the Compensation Committee performs a compensation risk assessment. In 2011 and again in 2012, the Committee has determined that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. See Compensation Discussion and Analysis for a description of the compensation risk assessment process.

Board/Committee Evaluations

During 2011, the Board and each Committee participated in a self-assessment or evaluation of the effectiveness of the Board and its Committees.

 Director Education

Cimarex encourages director participation in seminars and conferences and other opportunities for director education. In 2011, our directors attended a strategy meeting that also included an educational aspect relating to new exploration and production technologies being considered or implemented by Cimarex. We subscribe to and make available to our Committee members various informational and educational newsletters.

Service on Boards of Other Public Companies

Cimarex does not prevent directors from simultaneously serving on other public company boards. Our Corporate Governance Guidelines recommend that (i) the CEO serve on the board of no more than three public companies, including Cimarex, and (ii) all other directors serve on the board of no more than five public companies, including Cimarex. All directors comply with this guideline.

Director and Management Stock Ownership

The Corporate Governance Guidelines provide that each independent director is expected to own Cimarex stock in an amount equal to three times his annual Board cash retainer, the CEO is expected to own stock in an amount equal to five times his annual base salary, and each executive officer who reports to the CEO is expected to own stock in an amount equal to three times his annual base salary. Restricted stock, restricted stock units, deferred compensation units and performance awards are counted in calculating ownership, but shares subject to options are not counted. Each of the NEOs and directors own stock in amounts that far exceed our stock ownership guidelines.

Non-Hedging Policies

Our insider trading policy that applies to all executives, employees and directors prohibits transactions in puts, calls or other derivative securities on an exchange or in any other organized market. Our policy also strongly discourages these individuals from engaging in certain forms of hedging or monetization transactions such as zero-cost collars and forward sale contracts. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the General Counsel or Corporate Secretary.

Corporate Governance Guidelines, Code of Business Conduct and Code of Ethics

The Corporate Governance Guidelines address matters such as qualifications, standards for independence, election and responsibilities of directors, limitation of service on other public company boards, number and structure of Board committees, conduct and frequency of Board and committee meetings, Board evaluation, management succession, director access to management, counsel and advisors, and board orientation and education. The Board of Directors, both directly or through the Compensation and Governance Committee, reviews and revises as necessary the Corporate Governance Guidelines.

Cimarex has adopted a code of ethics known as the "Code of Business Conduct" that applies to all directors, officers and employees. The Code of Business Conduct is a guideline that promotes honest and ethical conduct, maintains a corporate climate in which integrity and dignity of each individual is valued, encourages compliance with laws and assures proper use of Cimarex's assets. Cimarex will post on its website all waivers of or amendments to its Code of Business Conduct that are required to be disclosed by applicable law and the NYSE listing standards. Currently, Cimarex does not have nor does it anticipate any waivers of or amendments to its Code of Business Conduct.

 Clawback Policy

Cimarex has adopted a claw-back policy that provides that in the event of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws, the Compensation and Governance Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who received incentive based compensation (including annual cash incentives, non-qualified stock options or restricted stock) during the three-year period preceding the date on which Cimarex is required to prepare an accounting restatement any excess incentive based compensation awarded as a result of the misstatement. This policy applies to incentive based compensation granted on or after June 1, 2012. This clawback policy will be interpreted in the best judgment of the Committee in a manner consistent with any applicable rules or regulations adopted by the SEC or the NYSE Stock Market as contemplated by the Dodd-Frank Act.

Web Access

Cimarex provides access through its website (www.cimarex.com) to the following information:

  •
  Audit, Compensation and Governance, and Nominating Committee charters
  •
  Corporate Governance Guidelines
  •
  Code of Business Conduct
  •
  Code of Ethics
  •
  Complaint and Reporting Procedures
  •
  Section 16 reports
  •
  Biographical information about our directors and executive officers

Process for Communication with the Board

Interested parties may communicate with our Board by mail directed to our Corporate Secretary or by calling our Confidential Hotline (1-866-519-1898). All communications will be forwarded to the Lead Director for his review. The lead director may take any action deemed appropriate or necessary, including retaining independent or outside counsel, accountants or other advisors. No adverse action will be taken against any individual making any such communication to the lead director.

DIRECTOR COMPENSATION

Overview

Our director compensation program is designed to attract and retain individuals who possess the desired board skills and attributes, including judgment, skill, experiences with businesses and other organizations of comparable size, the interplay of the experiences with the experience of other directors, and diversity of gender and ethnic background. Director compensation is only paid to non-employee directors.

Our Compensation and Governance Committee ("Compensation Committee" or "Committee") administers our director compensation program. Director compensation is designed to be near the 50th percentile of that paid by comparable public oil and gas companies with similar market capitalization and revenue. We use the same group of companies in reviewing director compensation as we use in reviewing executive base salary and total compensation. See Compensation Discussion and Analysis for a list of the companies and the methodology followed in selecting the companies.

Determination of Director Compensation

Our Committee is sensitive to the potential for a perceived conflict of interest in setting director compensation. To minimize the potential for a perceived conflict of interest, the Committee uses a compensation consultant to evaluate and recommend director compensation. In 2011, the Committee engaged Longnecker & Associates to review director compensation.

Within general guidelines provided by the Committee, the compensation consultant reviews director compensation each year and recommends appropriate changes. The review of director compensation is principally based on public information about comparison group compensation.

The Committee, after reviewing the consultant's recommendations with the CEO and Vice President of Human Resources, recommends director compensation for Board consideration and approval at the annual May Board meeting. Director compensation is determined and paid for the 12-month period beginning with the date of Cimarex's Annual Meeting and ending on the following Annual Meeting date.

Director Compensation

To align the interests of shareholders and our directors, total annual director compensation consists of approximately two-thirds equity awards and one-third cash retainer. At its May 2011 meeting, the Committee and its compensation consultant agreed to the following changes in director compensation: (i) increase the equity retainer from $135,000 to $165,000, (ii) increase the Audit Committee Chairman and Compensation and Governance Committee Chairman fees from $18,750 to $20,000; and (iii) provide for a $20,000 annual fee for the lead director, who is also the Chairman of the Nominating Committee. Board and Committee meeting attendance fees remain the same. Beginning with the 2011 annual meeting, the following represents our director compensation fee structure:

Equity Retainer	$165,000
Annual Cash Retainer	$50,000
Audit Committee Chair and Compensation and Governance Committee Chair	$20,000
Lead Director/Chairman of the Nominating Committee	$20,000
Attendance at Board Meeting	$1,800
Attendance at Committee Meeting	$1,500

The equity retainer is in the form of restricted stock that vests over three years in one-third increments. Directors annually receive a number of shares of restricted stock based on a fixed cash value, currently $165,000. The number of shares awarded is calculated by dividing $165,000 by the average of the highest and lowest prices of Cimarex stock on the date of grant.

We reimburse directors for reasonable transportation and accommodation expenses to attend Board and Committee meetings. In lieu of reimbursement of travel expenses, some directors may occasionally travel to or from Board and Committee meetings on Cimarex aircraft.

2011 Director Compensation

The following table sets forth compensation paid in 2011 to all individuals who served as non-employee directors in 2011.

Name	Annual Cash Retainer and Meeting Fees(1)	Stock Awards(2)	Total
Jerry Box	$70,100	$165,000	$235,100
Hans Helmerich	$70,100	$165,000	$235,100
David A. Hentschel	$70,100	$165,000	$235,100
Paul D. Holleman(3)	$1,500	$0	$1,500
Harold R. Logan, Jr.	$97,600	$165,000	$262,600
Monroe W. Robertson	$96,100	$165,000	$261,100
Michael J. Sullivan	$76,100	$165,000	$241,100
L. Paul Teague	$90,100	$165,000	$255,100
(1)
Represents fees earned for services as a director during 2011, including the annual cash retainer fee, Board and Committee meeting attendance fees, chairman fee and lead director fee.

(2)
Represents the intrinsic value of the 1,779 shares of restricted stock granted to each of the named directors on May 18, 2011.

(3)
Mr. Holleman died in January 2011.

The following table discloses the aggregate number of outstanding unvested stock awards and vested but unexercised option awards at December 31, 2011.

Director	Stock Awards		Option Awards
Jerry Box	4,542		0
Hans Helmerich	13,380	(a)	10,000
David A. Hentschel	4,542		0
Harold R. Logan, Jr.	4,542		0
Monroe W. Robertson	4,542		0
Michael J. Sullivan	5,174	(a)	10,000
L. Paul Teague	4,542		0
(a)
Mr. Helmerich's holdings include 8,838 vested deferred compensation units, and Mr. Sullivan's holdings include 632 vested deferred compensation units.

Deferred Compensation Plan for Non-Employee Directors

In May 2004, we adopted a deferred compensation plan for non-employee directors. The plan provides that a director may defer all or any portion of his compensation paid in cash or restricted stock for services as a director. In addition, a director may elect to defer accelerated vesting of restricted stock.

All deferred cash amounts earn interest through the date paid. The rate of interest earned for a calendar quarter is based on the average 10-year U.S. Treasury note rate for the immediately preceding calendar quarter, plus one percent. Cash dividends are paid on deferred compensation units.

Deferred compensation is distributed on the date specified by the director in his election. Upon a "change of control" within the meaning of Internal Revenue Code Section 409A, all account balances will be fully vested and paid in a single lump sum within 30 days. The definition of a change of control event is the same as the definition under the 2011 Equity Incentive Plan. See Potential Payments upon Change in Control or Termination.

Acceleration of Vesting of Awards

The agreements granting stock and option awards to the directors provide for acceleration of vesting in the event of death, disability or a change of control event, as defined in the 2011 Equity Incentive Plan. The 2002 Stock Incentive Plan and the 2011 Equity Incentive Plan also grant the Compensation and Governance Committee the authority to accelerate the vesting or payment of an award.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis describes our Executive Compensation program as it relates to the following individuals, our named executive officers or NEOs:

  F. H. Merelli, Chairman
  Thomas E. Jorden, CEO and President
  Joseph R. Albi, Ex. VP and COO
  Stephen P. Bell, Sr. VP
  Paul Korus, Sr. VP and CFO

2011 Implementation of CEO Succession Plan

Effective September 30, 2011, we implemented our CEO succession plan. We named Thomas E. Jorden Chief Executive Officer and President, and Joseph R. Albi Executive Vice President and Chief Operating Officer. F. H. Merelli, who had been our CEO and President, continued as executive Chairman of the Board. The Committee will consider the succession plan when making 2012 executive compensation decisions.

Objectives of Executive Compensation Program

  •
  Align performance incentives with long-term interests of our shareholders;

  •
  Provide competitive total compensation opportunities that retain and attract executive talent; and

  •
  Link compensation earned to achievement of short-term and long-term financial and strategic objectives.

Pay-for-Performance Outcomes

We performed an analysis of "realized compensation" of our CEO, and we believe that our CEO compensation is aligned with total shareholder return ("TSR"). Our analysis included a comparison of:

  •
  Relative CEO realized compensation to relative total shareholder return for the period January 1, 2008-December 31, 2010;

  •
  Cimarex CEO realized compensation to Cimarex TSR for the period January 1, 2006-December 31, 2010; and

  •
  Cimarex CEO 2010 realized compensation to the median CEO 2010 realized compensation of companies in our compensation peer group.

 Elements of Compensation

  •
  Base Salary

  •
  Annual cash incentive award

  •
  Long-term equity incentive award

2011 Financial and Operational Results

Below is a brief summary of some key financial and operational results as described in our annual report on Form 10-K for the year ended December 31, 2011:

  •
  Net income of $530 million, or $6.15 (diluted) per share;

  •
  Cash flow provided by operating activities of $1.3 billion;

  •
  Increased proved reserves 9% to 2.05 trillion cubic feet equivalent; adjusted for property sales, proved reserves increased 23%;

  •
  Added 587 billion cubic feet equivalent of proved reserves from extensions and discoveries, replacing 272% of production;

  •
  Sold $229 million of non-strategic assets and reinvested proceeds in core area exploration and development activities;

  •
  Evaluated, de-risked and expanded our acreage position in several key long-term future drilling projects;

  •
  Overall production of 592 million cubic feet equivalent per day was about flat with 2010 production; and

  •
  Exited the year with a debt-to-total capitalization ratio at December 31, 2011 of 11% down from 12% at year-end 2010.

Results of 2011 Shareholder Advisory Vote on Executive Compensation

At our 2011 annual meeting of shareholders, our shareholders cast an advisory vote on our executive compensation, and we received an approval vote of approximately 76%. We believe it is important for our shareholders to have an opportunity to vote on this proposal as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation. While we determined that no changes in the structure of our executive compensation program were warranted at this time, we are committed to an ongoing review of the performance outcomes of our compensation program and an ongoing review of our executive pay practices. The following actions reflect our commitment to this ongoing review:

  •
  Performed an extensive pay-for-performance analysis of our CEO's realized compensation for 2010 compared to our shareholder return for the same period. We also compared our CEO's relative realized compensation for the period January 1, 2008 through December 31, 2010 to the relative total shareholder return during this period. The relative comparison included companies in our Compensation Peer Group during the applicable period. See Pay-for-Performance Outcomes below in this Compensation Discussion and Analysis for additional information.

  •
  Engaged in discussions with our principal shareholders in order to better understand their concerns with our executive compensation philosophy and programs and to determine the potential reasons for their 2011 vote.

  •
  The Committee changed the timing of our annual equity incentive awards from January to June of each year to enable the Committee to have more current information about equity compensation being awarded to executives in our Compensation Peer Group.

  •
  Adopted a clawback policy. See Corporate Governance, Clawback Policy.

We believe that these actions demonstrate an appropriate response to our shareholder vote, better demonstrate that our executive compensation is aligned with shareholder return and strengthens our overall compensation governance framework. Our Board of Directors recommends that you vote FOR Proposal 2. See Proposal 2, Advisory Approval of our Executive Compensation.

 Committee Compensation Decisions

  •
  Presented for shareholder approval our new 2011 Equity Incentive Plan that replaced our 2002 Stock Incentive Plan.

  •
  Adjusted base salaries following a review of compensation paid by peer companies.

  •
  Authorized 2011 annual cash incentive awards based upon pre-determined performance factors.

  •
  Implemented the CEO succession plan in September 2011.

  •
  Revised the timing of annual executive long-term equity award grants from January of each year to June of each year.

These decisions are discussed in more detail below under the description of each element of executive compensation.

Compensation Risk Assessment

In 2011 and 2012 the Committee performed a compensation risk assessment and determined that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. See Compensation Determination Process, Compensation Discussion and Analysis for a description of the risk assessment.

COMPENSATION PROGRAM OBJECTIVES

Our principal business objective is to profitably grow our proved oil and gas reserves and production for the long-term benefit of our investors. The primary strategy we use to achieve this objective is to reinvest our cash flow from operations at a competitive rate of return. Our compensation program is designed to retain and attract, when needed, the experienced professionals necessary to carry out this strategy.

To achieve these objectives, we design and execute our executive compensation program to:

  •
  Align performance incentives with the long-term interests of our shareholders.

    We align the long-term interests of our shareholders with the interests of our executives by paying a substantial portion of an executive's total compensation in the form of performance-based equity awards. The actual awards delivered are dependent upon relative total shareholder return. Also, our stock ownership guidelines encourage executives to have a meaningful ownership stake.

  •
  Provide competitive total compensation opportunities that retain and attract, when needed, executive talent.

    We provide compensation opportunities to our executives at levels that are competitive with equivalent positions at companies with which we may compete for talent. In general, we reference the 75th percentile when we review base salary, long-term equity awards and total compensation. Actual compensation earned by an executive may be above or below this level based on company and individual performance.

  •
  Link compensation earned to achievement of short-term and long-term financial and strategic objectives.

    We provide an annual incentive cash award opportunity that is designed to reward executive efforts for achievement of company financial and strategic objectives. Our long-term equity incentive awards are designed to reward executives for above-average relative stock price performance.

PAY FOR PERFORMANCE OUTCOMES

Our executive compensation program design is intended to be competitive and to link executive compensation earned with company performance. We define performance by measuring relative total shareholder return ("TSR") because we believe: (i) a competitive TSR is one of the principal reasons investors buy our shares, (ii) it is a good indicator of what management has done to create value over time, and (iii) it is a good indicator of total performance outcomes.

The Committee recently reviewed an analysis by management of a comparison of (i) relative CEO realized compensation to relative TSR for the three-year period ended December 31, 2010, (ii) Cimarex CEO realized compensation to Cimarex TSR for each of the years ended December 31, 2006 through 2011, and (iii) Cimarex CEO 2010 realized compensation to the median CEO 2010 realized compensation of companies in our Compensation Peer Group, as defined below in Peer Groups in this Compensation Discussion and Analysis. The data we used to perform this analysis was derived from publicly filed documents with the SEC by each company in our Compensation Peer Group, including proxy statements, annual reports on Form 10-K and filings of stock ownership reports. The principal purpose of the review was to assess whether Cimarex's performance and our CEO's compensation, relative to companies in our Compensation Peer Group, are aligned.

We elected to measure "realized compensation" rather than compensation disclosed in the Summary Compensation Table (or "SCT"), principally because the value of long-term equity compensation disclosed in the SCT is driven by accounting assumptions, which do not necessarily reflect compensation actually realized by the CEO in a particular year. This is especially important when a large portion of equity grants are performance shares. For example, we measure the value of performance awards when earned rather than the value of the awards at the time of grant.

The following table provides a comparison of SCT reported compensation to our definition of "realized compensation":

Element of Compensation	SCT Value	Realized Compensation Value
Base Salary	Salary earned	Salary earned
Non-Equity Incentive Plan Compensation	Actual incentive earned	Actual incentive earned
Time-vested restricted stock	Fair value determined as of the date of grant in accordance with accounting rules for compensation expense	Value of restricted stock granted during period measured (vested or unvested), using the stock price at the end of the period measured
Performance award of restricted stock	Fair value determined as of the date of grant in accordance with accounting rules for compensation expense	Value of the performance shares earned and vested during the period measured, using the stock price at vesting
Stock Options	Fair value determined as of the date of grant in accordance with accounting rules for compensation expense	Black Scholes value of options granted during the period measured (vested or unvested), using the stock price at the end of the period measured

The following graphs illustrate the results of our pay-for-performance review and reflect that our CEO realized pay is aligned with relative total shareholder return.

Comparison of Relative CEO Realized Pay to Relative Total Shareholder Return
for the period January 1, 2008 – December 31, 2010
(Comparison Group = Cimarex's Compensation Peer Group)

The following graph represents relative alignment and plots percentiles of performance for Cimarex (•) and its Compensation Peer Group (à)(1).

During the period 2008 through 2010, our CEO's realized compensation was at the 62nd percentile of the CEOs of companies in our Compensation Peer Group, while our relative TSR was at the 100th percentile when compared to the TSR of companies in the same Peer Group.

(1) Each of the following companies was in the Compensation Peer Group for the period measured:
Cabot Oil & Gas Corporation	Noble Energy, Inc.	Range Resources Corp.
Denbury Resources, Inc.	Petrohawk Energy Corporation	SM Energy Company
EXCO Resources, Inc.	Pioneer Natural Resources	Southwestern Energy Company
Forest Oil Corporation	Quicksilver Resources Inc.	Whiting Petroleum Corp.
Newfield Exploration Co.

 Comparison of Cimarex CEO Realized Pay to Cimarex's Total Shareholder Return
(January 1, 2006 – December 31, 2010)

The following graph illustrates our CEO realized pay compared to our TSR for the years 2006 through 2010. Indexed TSR represents the cumulative total return of Cimarex stock for a three-year fiscal period based on a $100 investment on the first year, and assumes that all dividends are reinvested.

 Comparison of Cimarex CEO Realized Compensation to Median Realized Compensation
of Companies in Our Compensation Peer Group
for 2010

The following graph reflects that our total 2010 CEO pay is 0.85 times the median of our peers. The ♦ represents the median or the 50th percentile.

Multiple of Median CEO Compensation
2010 Realized Compensation
0.00
0.50
1.00
1.50
2.00
2.50
3.00
= Cimarex CEO Realized Pay Multiple of Median
= Median Realized Pay
= Peer Company CEO Realized Pay Multiple of Median

COMPENSATION DETERMINATION PROCESS

Compensation Consultant

The Committee uses Longnecker & Associates ("Longnecker"), an independent compensation consultant, for information and advice about program design and implementation and to ensure that the design and elements of compensation are consistent with the objectives of the program. Longnecker does not perform services for management. During 2011, the Committee engaged Longnecker to provide the following services:

  •
  Review Cimarex and peer company executive compensation programs to assess the competitiveness and provide recommendations to the Committee.

  •
  Review annual cash incentive awards proposed by management.

  •
  Determine market competitive executive base salary levels and provide recommendations.

  •
  Determine market competitive director compensation levels and provide recommendations.

  •
  In connection with the implementation of Cimarex's CEO succession plan, review management's proposals and recommend for Committee discussion and approval executive officer base salary adjustments and new option awards.

  •
  Review long-term equity incentive program and the performance metrics used.

Role of Management

Prior to implementation of our succession plan in September of 2011, our executive Chairman (formerly our CEO and President) was the principal management resource for compensation recommendations to the Committee with respect to the other NEOs. Following implementation of the succession plan, our executive Chairman and our current CEO jointly confer regarding executive compensation recommendations.

The CEO (i) provides an annual assessment of Cimarex's overall financial and operational performance, and (ii) subjectively evaluates individual NEO performance and recommends individual base salary adjustments, annual cash incentive awards and long-term equity incentive awards. His subjective evaluations generally included factors such as scope of responsibility, contribution to company performance, technical competence, managerial skills and advancement potential. The Committee considers the CEO's recommendations in making Committee decisions regarding executive compensation. The Committee exercises its discretion to accept, reject or modify management compensation recommendations.

Our Vice President of Human Resources acts as an informational resource to Longnecker and the Committee and compiles survey and other compensation data for their review. The Committee, in consultation with Longnecker, reviews this information when making executive compensation and program design decisions.

Peer Groups

The Committee uses comparative industry information as a resource in reviewing and making annual base salary adjustments and determining the value of long-term equity incentive awards. The Committee also uses comparative information as a point of reference when reviewing total direct compensation.

Each year the Committee, with input from Longnecker, identifies companies to be included in its comparator group (the "Compensation Peer Group"). Companies included in this Peer Group are companies in our industry of similar size and scope of operations and similar market capitalization and revenue. In 2011, based upon information provided by Longnecker, the Committee approved the following Compensation Peer Group:

Cabot Oil & Gas Corporation	Pioneer Natural Resources
Denbury Resources Inc.	Quicksilver Resources Inc.
EXCO Resources, Inc.	Range Resources Corp.
Forest Oil Corporation	Southwestern Energy Company
Newfield Exploration Co.	SM Energy Company
Noble Energy, Inc.	Whiting Petroleum Corp.
Petrohawk Energy Corporation

The year-end 2010 market capitalization of these companies ranged from $2.5 billion to $15.1 billion, and the 2010 revenue of these companies ranged from $515 million to $2.9 billion. Cimarex's year-end 2010 market capitalization was $7.5 billion, and its 2010 revenue was $1.6 billion.

Generally, we use the 75th percentile as a reference point when reviewing executive base salaries and long-term incentive awards when comparing to executives holding similar positions with companies in our Compensation Peer Group. We also use the 75th percentile as a point of reference in reviewing total compensation. The 75th percentile is a reference point; we do not automatically compensate each individual at the 75th percentile. Several variables, including individual and division performance, time in position, annual company performance, and three-year relative stock price performance, influence the actual executive compensation decisions.

Compensation Risk Assessment

Each year the Committee performs a compensation risk assessment. In 2011 and again in 2012, the Committee has determined that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. The Committee's review covers our compensation policies and practices covering our executive and non-executive employees to determine whether the policies and practices encourage excessive risk taking by employees. The Committee reports its findings to the Board. The review covers our incentive plans, how awards are determined, the maximum incentive to take risk, the decision-making and approval process and the systemic limitations on the ability to take excessive risks in order to influence compensation.

Total Compensation and Internal Pay Equity Guidelines

The Committee considers the effect on total compensation at the time it makes a decision on each element of executive compensation. The Committee also reviews the relationship of the CEO's total compensation to the total compensation of each of the other NEOs.

Our internal pay equity guidelines provide that the CEO's base salary should not be more than three times the base salary of the next highest compensated NEO, and the CEO's cash incentive award should not be more than three times the cash incentive award of the next highest cash incentive award. Our Board must approve any deviation from these guidelines. For 2011, our CEO's base salary and annual cash incentive award were consistent with our internal pay equity guidelines.

Tax Law Considerations

The Committee considers the impact of applicable tax laws with respect to executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended limits the amount of compensation that Cimarex may deduct on its federal income tax return for compensation paid to certain executive officers to no more than $1 million per year. There are exceptions to the $1 million limitation for performance-based compensation meeting certain requirements. The performance awards of restricted stock are the only element of executive compensation designed to qualify for the performance-based exception to the $1 million deduction limit provided additional requirements are met. The performance award program and the performance metrics applicable to the awards were approved by Cimarex shareholders in May 2011. The Committee attempts to preserve the deductibility of compensation paid to executive officers but does not limit executive compensation to amounts deductible under Section 162(m).

ELEMENTS OF EXECUTIVE COMPENSATION

Our executive compensation program is comprised of three principal elements: (i) base salary, (ii) annual cash incentive awards, and (iii) long-term equity incentive awards. The other elements of compensation, which include our 401(k) defined contribution plan, non-qualified supplemental savings plan, perquisites and post-termination benefits, are not principal elements of our executive compensation program.

We do not specifically allocate a fixed portion of compensation between cash and equity-based compensation or between annual and long-term incentive compensation. However, executive compensation is weighted in favor of "at-risk" compensation represented by our annual cash incentive awards and long-term performance-based incentive awards. The following charts illustrate, both for compensation reported in the SCT and for realized compensation that (i) a significant portion of our CEO compensation is equity-based long-term compensation that rewards the CEOs when our shareholders are rewarded and (ii) a significant portion is variable and "at risk."

Base Salary

We provide competitive executive compensation in order to retain our executives and maintain a program to attract other executives should there be a need. The Committee makes base salary adjustment decisions at its May meeting each year, and any base salary adjustment is effective on June 1. The Committee compares each NEO's base salary with the base salary paid for a similar executive position by companies in our Compensation Peer Group. The Committee also considers the CEO's recommendations, which is based on his subjective evaluation of each executive officer's performance.

Longnecker compiles comparative salary data derived from publicly filed proxy statements and surveys. Because publicly available data is not always current, Longnecker adjusts or updates the data to estimate current compensation for the executives of the companies in the Compensation Peer Group.

In May 2011, Longnecker compared the base salaries of each NEO to the base salaries of comparable NEOs for companies in the Compensation Peer Group. Longnecker's analysis indicated that our executives' base salaries were at or near the 75th percentile, which aligns with our base salary goal. Longnecker recommended an overall 4% increase in base salary levels to remain consistent with the external market. The Committee recommended to the Board and the Board approved the following increases in the base salary of each NEO:

Name	Title	1/1/11 to 5/31/11 Base Salary	After 6/1/11 Base Salary
F. H. Merelli	Chairman*	$880,000	$915,000	*
Thomas E. Jorden	CEO and President*	$484,500	$504,000	*
Paul Korus	Sr. VP, CFO	$434,700	$452,000
Joseph R. Albi	Ex. VP, COO*	$446,100	$464,000	*
Stephen P. Bell	Sr. VP, Bus. Dev./Land	$369,500	$385,000
*
In September 2011, we implemented our CEO succession plan and named Thomas E. Jorden, Chief Executive Officer and President, and Joseph R. Albi, Executive Vice President and Chief Operating Officer. F. H. Merelli, who had been the CEO and President, became our executive Chairman. At the time of the implementation of the succession plan, the Board increased the base salaries of Messrs. Jorden and Albi to $672,000 and $500,000, respectively.

Annual Cash Incentive Awards

In 2009, the Board, upon the Committee's recommendation, determined to discontinue a rigid formula for calculating annual cash incentive awards. The Committee approved a more flexible awards program that emphasizes certain factors that are common measurements of performance in our industry. In the year prior to performance, the Committee, after consulting with its compensation consultant, the Vice President of Human Resources, the executive Chairman and the CEO, approves the factors to be considered in making annual cash incentive awards for the next year.

In 2010 the Committee approved the following factors to be considered for 2011 annual cash incentive awards, to be paid in 2012:

  •
  Industry conditions

  •
  Relative performance compared to peer companies

  •
  Cash flow

  •
  Competitive environment

  •
  Reserve replacement

  •
  Oil and gas production changes

  •
  Cost control and expense management

  •
  Safety

  •
  Environmental and regulatory compliance

The annual cash incentive awards are made to two categories of executive officers: (i) the CEO and, beginning in 2011, the executive Chairman, and (ii) the other executive officers (including the remaining NEOs). The awards to the executive officers (other than the executive Chairman and the CEO) are distributed from a pool. The following table illustrates the target, maximum and minimum annual cash incentive awards for the executive Chairman, the CEO and the remaining executive officers (including the other NEOs) participating in the award pool:

Executive Officer	Target	Maximum	Minimum
CEO and Chairman	100% of individual base salary	200% of individual base salary	No minimum
Remaining Pool of Executives	100% of aggregate base salaries	200% of aggregate base salaries	No minimum pool
Individual executive officer (excluding Chairman and CEO)	100% of individual base salary	No individual maximum (within limits of pool)	No individual minimum

At its February meeting, the Committee reviews company performance results covered by the performance factors the Committee approved the previous year. The Committee also confers with its compensation consultant. The Committee receives recommendations for individual executive awards from the executive Chairman and the CEO. The Committee, in consultation with its compensation consultant, may accept or modify these recommendations. The Committee then recommends for approval by the Board the pool and individual awards to executive officers (except for the executive Chairman and the CEO). The non-management members of the Board of Directors consider and approve all annual cash incentive awards, including the awards to be made to the executive Chairman and the CEO.

At its February 2012 meeting, the Committee considered the following results for their previously approved performance factors in recommending the annual cash incentive awards:

Change in production year over year:	2011 decrease of 0.6% from 2010 production. With adjustments for 2010 and 2011 property sales, production was about flat with 2010 production.
Change in reserves year over year:	Proved reserves increased 9%, and when adjusted for significant property dispositions, increased 23%.
Relative stock price performance over one year and three years:	12/30/10 to 12/31/11, Cimarex ranked at the 19th percentile.
12/31/08 through 12/31/2011, Cimarex ranked at the 82nd percentile.
Exploration activity and results:	Invested $1.58 billion in drilling; drilled 331 gross/174 net wells.
Permian and Mid-Continent proved reserves increased 26% to all-time high of 2.0 Tcfe.
Extensions and discoveries added 587 Bcfe of reserves.
Exploration replaced 272% of production.
Property sales:	Completed sale of Riley Ridge for $195 million; other miscellaneous property sales for $33 million.

Cash flow:	Cash flow from operations of $1.31 billion.
Base property production compared to Plan:	Actual net operating income was 96.8% of Plan (adjusted for commodity prices).
Safety:	OSHA Lost Time Incident Rate per 10,000 full-time workers: Cimarex 0; Industry 1.2.
Cimarex workers' compensation experience rate is 0.56 compared to industry rate of 1.0.
1 recorded fatality in 2011 which was an auto accident involving an employee driving home from work.
Implemented ISNetworld's contractor safety program.
Significant actions affecting 2011 performance:	Transition to new CEO and COO.
Reviewed specific regional drilling activity and opportunities.
Debt at 12/31/2011 of $405 million, consisting of $350 million of senior notes and $55 million of bank debt; debt-to-capital ratio of 11% compared to 12% at 12/31/2010.

The Board approved the following cash incentive awards that were paid on February 28, 2012 to each of the NEOs for services performed in 2011. These awards are also listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Name	Cash Incentive Award	% of Base Salary
F. H. Merelli	$600,000	66%
Thomas E. Jorden	$750,000	111%
Joseph R. Albi	$400,000	80%
Stephen P. Bell	$350,000	91%
Paul Korus	$350,000	77%

Long-Term Equity Incentive Award Program

The long-term equity incentive award program balances the short-term annual cash incentive program by focusing executive efforts on the activities and short-term results that lead to long-term shareholder value. Each year the Committee grants annual awards to NEOs of time-vested restricted stock and performance awards of restricted stock. The performance measure used for determining the number of shares to be delivered upon vesting is Cimarex's relative stock price performance when compared to companies in a stock performance peer group. The stock performance peer group consists of companies in the S&P 400 and 500 Oil and Gas Exploration Indices (the "Stock Performance Peer Group"). The companies included in the Stock Performance Peer Group at the time of granting the 2011 performance awards were:

S&P 400 Oil & Gas Exploration Index:	S&P 500 Oil & Gas Exploration Index:
Bill Barrett Corp.	Anadarko Petroleum Corp.	EQT Corp.
Comstock Resources Inc.	Apache Corp.	Newfield Exploration Co.
Forest Oil Corp.	Cabot Oil & Gas Corp.	Noble Energy Inc.
Plains Exploration & Production Co.	Chesapeake Energy Corp.	Pioneer Natural Resources Co.
Quicksilver Resources Corp.	Denbury Resources Inc.	QEP Resource, Inc.
SM Energy Company	Devon Energy Corp.	Range Resources Corp.
	EOG Resources Inc.	Southwestern Energy Co.

Cimarex selected these forms of long-term equity awards because time-vested awards encourage executive retention, and performance awards tie a significant portion of an executive's compensation to Cimarex's relative stock price performance over time and align the executive's interest with the long-term interests of our shareholders. Stock price performance over time is a good indicator of long-term success.

The time-vested and performance awards vest three years from the date of grant and are subject to a continuous service requirement. Dividends equivalent to those paid on Cimarex common stock are paid on the shares of time-vested restricted stock. Dividends applicable to the performance awards of restricted stock are accrued. At the time of vesting of the performance award, only dividends applicable to the shares earned are paid. The dividends accrued on the shares not earned are forfeited and returned to the company's general funds.

The relative stock price performance is determined by calculating the percentage difference between the average per share closing price for shares of Cimarex and each company in the Stock Performance Peer Group for the 30 trading days preceding the first day of the year of the grant and the 30 trading days preceding the last day of the year immediately preceding the third anniversary of the grant. The Committee ranks Cimarex and calculates its relative performance percentile. If our relative stock price performance is 25% or less, none of the performance award vests. For each relative stock price performance percentile increase above 25%, an additional 2% of the performance award vests.

The following table shows the long-term equity awards granted from inception of the program through December 31, 2011 and the vesting of the awards that occurred in January 2009, 2010, 2011 and 2012:

	Grant Date	Performance Shares Granted	Time- Vested Shares Granted	Vesting Date	Performance Shares Earned(1)	Time- Vested Awards Issued
CEO	1/2006	30,000	30,000	1/2009	10,800	30,000
	1/2007	30,000	30,000	1/2010	27,600	30,000
	1/2008	30,000	30,000	1/2011	30,000	30,000
	1/2009	30,000	30,000	1/2012	30,000	30,000
	1/2010	50,000	50,000	1/2013	NA	NA
	1/2011	47,863	47,863	1/2014	NA	NA
Each NEO	1/2006	15,000	15,000	1/2009	5,400	15,000
	1/2007	15,000	15,000	1/2010	13,800	15,000
	1/2008	15,000	15,000	1/2011	15,000	15,000
	1/2009	15,000	15,000	1/2012	15,000	15,000
	1/2010	25,000	25,000	1/2013	NA	NA
	1/2011	23,931	23,932	1/2014	NA	NA
(1)
The Compensation Committee certified the calculation of the number of shares of stock to be paid to the CEO and the NEOs. The following table provides details regarding the results of each calculation:

Vesting Date	No. of Companies in Peer Group	Cimarex's Rank in the Peer Group	Cimarex's Percentile	% of Performance Award Earned
January 2009	14	8	43rd percentile	36%
January 2010	14	4	71st percentile	92%
January 2011	13	1	92nd percentile	100%
January 2012	23	5	78th percentile	100%

2011 Awards

In September 2010, the Committee requested Longnecker to provide a market analysis and recommendation about the continuation of Cimarex's long-term incentive award program. Longnecker reported that Cimarex's use of relative stock price performance as the primary performance metric for vesting of performance-based stock awards is a prevalent and reasonable performance measure, and recommended that the Committee continue the use of that performance metric for the long-term incentive program. Longnecker further recommended that Cimarex continue to allocate its long-term incentive awards between time-vested restricted stock and performance awards.

In December 2010, Longnecker recommended that the Committee consider a "value-based" rather than a "share-based" award methodology to determine the number of shares to be awarded to the executive officers. With a value-based methodology, a target dollar pool is selected for long-term awards to the NEO group. The number of shares awarded depends on the stock price at the time of the date of grant. The Committee agreed with Longnecker's recommendation.

Based on public filings with the SEC, including proxy statements and stock ownership reports, Longnecker estimated the value of equity awards to be made by companies in the Compensation Peer Group in 2011. Longnecker reported that companies in the Compensation Peer Group whose expected long-term equity awards to NEOs placed them in the 75th percentile or higher, could be reasonably anticipated to issue equity awards for the NEO group with values ranging from $18.4 million to $27.8 million (prior to any discount for performance shares pursuant to FASB ASC Topic 718). Longnecker recommended to the Committee that our long-term incentive pool for our NEO group be established within this range.

The Committee determined that a $24.7 long-term incentive award pool, which would place Cimarex at about the 90th percentile, was justified and appropriate because: (i) in 2010 Cimarex delivered extraordinary financial and operational performance, and (ii) Cimarex had the best relative stock price performance of all the companies in the Stock Performance Peer Group for the one-year and three-year periods ended on December 31, 2010.

The Committee determined the number of shares to be awarded by dividing the total pool value of $24.7 million by Cimarex's average closing stock price over a period of 30 days preceding the January 3, 2011 grant date ($86.03). This calculation resulted in an aggregate grant of 287,179 shares.

The table below shows the shares granted to each of the NEOs. Fifty percent of the shares will vest on the third anniversary of the grant provided the recipient continues to be employed by Cimarex. Vesting of the remaining fifty percent will be based on Cimarex's relative stock price performance compared to that of companies in the Stock Performance Peer Group during the period January 1, 2011 through December 31, 2013.

As reflected in the following table, the Committee continued the practice of granting one-third of the total shares to Mr. Merelli, with the remaining two-thirds divided equally among the four other NEOs. This practice, which has been in place for many years, is designed to reinforce the team functioning of the executive group.

Name	Title*	Time-Vested Restricted Stock Granted	Performance Awards Granted
F. H. Merelli	Chairman	47,863	47,863
Thomas E. Jorden	CEO, President	23,931	23,932
Paul Korus	Sr VP, CFO	23,931	23,932
Joseph R. Albi	Ex. VP, COO	23,931	23,932
Stephen P. Bell	Sr VP, Bus Dev/Land	23,931	23,932
*
The listed titles reflect the titles of these executive officers following the implementation of the succession plan in September 2011.

September 30, 2011 Option Grants

In connection with the implementation of the succession plan, the Committee proposed option grants to each of the NEOs, other than the executive Chairman, and Longnecker concurred with the recommendation. Effective September 30, 2011, the Committee awarded options to the following NEOs (except the executive Chairman) at an exercise price based on the average of the high and low prices of Cimarex's common stock as reported by the NYSE on September 30, 2011 ($55.96). Each option is scheduled to vest three years from the date of grant.

Name	No. of Shares Subject to Option
Thomas E. Jorden	25,000
Joseph R. Albi	25,000
Stephen P. Bell	25,000
Paul Korus	15,000

December 2011 Committee Action

At its December 2011 meeting, the Committee postponed the timing of the annual NEO performance awards from January 2012 to June 2012. This change was made because it was difficult for the Committee to obtain current peer company compensation data to determine the appropriate comparison of value for the long-term incentive awards. When the awards are made in January, most of the peer company compensation data is over one year old. By deferring the determination of the awards until the May Board meeting, the Committee and Longnecker will have access to more current peer group compensation information from recently filed proxy statements. The annual long-term incentive awards will now be made effective June 1 rather than January 1. As a result of the postponement, the NEOs will forego five months of their rolling performance award program.

Other Compensation

The following compensation is not considered a material part of Cimarex's executive compensation program:

Perquisites

Perquisites that are provided to executive officers include a medical expense reimbursement program, athletic and dining club memberships and an estate- planning allowance. Our corporate aircraft is not generally available for personal use. Our corporate aircraft, upon the approval by the CEO and President, COO or the Sr. VP-Business Development & Land, may be used by an executive officer and a member of his family for personal medical reasons. The incremental cost for non-business use of our corporate aircraft is disclosed in the Summary Compensation Table. In addition, we use the Standard Industry Fare Level tables published by the Internal Revenue Service to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

Retirement Benefits

The NEOs are eligible to participate in the Cimarex 401(k) defined contribution retirement plan. This plan is open to participation by all Cimarex employees who have or will have at least 1,000 hours of service. Under the plan, Cimarex matches dollar-for-dollar employee contributions to the plan up to 7% of the employee's cash compensation, subject to limits imposed by Internal Revenue Code. In December 2007, the Board approved profit-sharing contributions under the 401(k) Plan based on fiscal year-end financial results.

At the Committee's February 2012 meeting, the Committee recommended and the Board authorized a profit-sharing contribution of 3% of the gross pay of eligible participants under the 401(k) Plan.

Supplemental Savings Plan

We also sponsor a Supplemental Savings Plan, a non-qualified deferred compensation plan that permits eligible participants, including the NEOs, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations. See Compensation Tables, 2011 Nonqualified Deferred Compensation, for information about contributions to the Supplemental Savings Plan.

Each NEO is 100% vested in all matching contributions as a result of having satisfied the service requirements. Contributions are invested in mutual funds available for investment under the Cimarex 401(k) Plan. The officer selects the funds for investment by providing advisory investment direction to Cimarex.

The Committee administers this plan and designates who may participate in the plan. Benefits under the plan are paid upon termination of employment in a cash lump sum or in annual installments over a period not longer than 15 years, as the participant elects. In the event of a change in control, each participant receives a cash lump sum payment of the amount allocated to his/her account as of the last day of the month immediately preceding the date of the change of control. A change in control under the Supplemental Savings Plan is the same as the definition of a "change of control event" in our 2011 Equity Incentive Plan. See Potential Payments upon Change in Control or Termination for a summary of the definition of a "change of control event."

Termination Benefits

Cimarex's Change in Control Severance Plan provides that, if an employee is terminated for any reason other than "cause" (as defined in the plan) within two years following a change in control, that employee would be entitled to cash severance payments of salary and cash incentive award, a pro-rata portion of annual cash incentive bonus, continued medical, dental, disability and life insurance benefits for two years, and additional payments to pay any applicable excise tax imposed by Section 4999 of the Internal Revenue Code. Mr. Merelli has an employment agreement that provides for cash payments of 24 months of base salary and his maximum incentive bonus in the event of death, disability or termination by Cimarex without cause. See Potential Payments upon Change in Control or Termination for a more detailed description of these benefits.

REPORT OF COMPENSATION AND GOVERNANCE COMMITTEE

The Compensation and Governance Committee oversees Cimarex's executive and director compensation program on behalf of the Board of Directors. The Compensation and Governance Committee reviewed and discussed the Compensation Discussion and Analysis report included in this Proxy Statement with management. Based on its review and discussions, the Compensation and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND GOVERNANCE COMMITTEE L. Paul Teague, Chairman Jerry Box Hans Helmerich David A. Hentschel

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table describes 2011, 2010 and 2009 compensation of our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and the three other most highly compensated executive officers. Only our CEO has an employment agreement. See Potential Payments Upon Change in Control or Termination for information about his employment agreement.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Comp.(3)	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp.(4)	Total
F.H. Merelli,	2011	$900,596	$–	$6,988,955	$–	$600,000	$–	$116,068	$8,605,619
Chairman of the	2010	$867,500	$–	$4,194,000	$–	$1,760,000	$–	$46,040	$6,867,540
Board	2009	$850,000	$–	$1,435,734	$–	$1,700,000	$–	$41,140	$4,026,874

Thomas E. Jorden	2011	$538,621	$–	$3,494,478	$479,260	$750,000	$–	$43,590	$5,305,949
Chief Executive	2010	$477,625	$–	$2,097,000	$–	$1,061,600	$–	$56,392	$3,692,617
Officer and	2009	$468,007	$–	$717,867	$–	$936,000	$–	$40,933	$2,162,800
President (CEO)

Paul Korus	2011	$444,881	$–	$3,494,478	$287,556	$350,000	$–	$56,714	$4,633,629
Sr. Vice President,	2010	$428,575	$–	$2,097,000	$–	$865,500	$–	$45,617	$3,436,692
Chief Financial	2009	$420,000	$–	$717,867	$–	$630,000	$–	$49,522	$1,817,389
Officer (CFO)

Joseph R. Albi	2011	$465,772	$–	$3,494,478	$479,260	$400,000	$–	$70,276	$4,909,786
Ex Vice President –	2010	$439,808	$–	$2,097,000	$–	$964,600	$–	$64,850	$3,566,258
Chief Operating Officer	2009	$431,000	$–	$717,867	$–	$862,000	$–	$54,663	$2,065,530

Stephen P. Bell	2011	$378,621	$–	$3,494,478	$479,260	$350,000	$–	$57,015	$4,759,374
Sr Vice President –	2010	$364,292	$–	$2,097,000	$–	$770,600	$–	$58,924	$3,290,816
Business Development	2009	$357,000	$–	$717,867	$–	$535,500	$–	$63,211	$1,673,578
and Land
(1)
Represents the grant date fair value, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

The following represents the potential intrinsic value of each award based upon the closing stock price on the date of grant times the total number of shares subject to the award:

Executive Officer	2011 Award	2010 Award	2009 Award
F. H. Merelli	$8,615,340	$5,517,000	$1,729,800
Thomas E. Jorden	$4,307,670	$2,758,500	$864,900
Paul Korus	$4,307,670	$2,758,500	$864,900
Joseph R. Albi	$4,307,670	$2,758,500	$864,900
Stephen P. Bell	$4,307,670	$2,758,500	$864,900
(2)
Represents the grant-date fair value utilizing the Black-Scholes option pricing model.

(3)
Amount reported for the year earned.

(4)
The following describes the components of other items of compensation, including any perquisite in excess of $10,000.

Executive Officer	Unused Vacation	Company Contributions to Retirement Plans	Life Insurance Premiums	Total Other Compensation
F. H. Merelli, Chairman
2011	$–	$40,350	$3,240	$116,068	(a)
2010	$–	$42,800	$3,240	$46,040
2009	$–	$37,900	$3,240	$41,140

Thomas E. Jorden CEO
2011	$–	$40,350	$3,240	$43,590
2010	$–	$42,800	$3,140	$56,392
2009	$–	$37,900	$3,033	$40,933

Paul Korus, CFO
2011	$–	$40,350	$2,882	$56,714	(a)
2010	$–	$42,800	$2,817	$45,617
2009	$8,900	$37,900	$2,722	$49,522

Joseph R. Albi
2011	$–	$40,350	$3,094	$70,276	(a)
2010	$5,180	$42,800	$2,891	$64,850
2009	$–	$37,900	$2,793	$54,663

Stephen P. Bell
2011	$14,212	$40,350	$2,453	$57,015
2010	$13,730	$42,800	$2,394	$58,924
2009	$22,998	$37,900	$2,313	$63,211
(a)
Mr. Merelli's total other compensation includes $72,253 attributable to the incremental cost of the use of corporate aircraft, and $225 for reserved parking, for total perquisites of $72,478.

Mr. Korus' total other compensation includes $8,059 reimbursement for estate planning costs, $3,323 payment for club dues, $1,260 for medical reimbursements and $840 for reserved parking, for total perquisites of $13,482.

Mr. Albi's total other compensation includes $13,763 attributable to the incremental cost of the use of corporate aircraft, $12,229 for medical reimbursements and $840 for reserved parking, for total perquisites of $26,832.

The incremental cost of the use of corporate aircraft is based on the average variable operating costs which include fuel, repairs, catering, landing fees, ground services and other miscellaneous variable costs divided by the annual number of hours the aircraft flew to determine the average variable cost per hour which is then multiplied by the hours flown for personal use. The incremental costs include "deadhead" flights related to such usage. Fixed costs that do not change based on usage are not included.

 2011 GRANTS OF PLAN-BASED AWARDS

Non-Equity Incentive Plan

Our annual cash incentive awards were made to two categories of executive officers: (the CEO and, beginning in 2011, the executive Chairman, and (ii) the other executive officers (including the remaining NEOs). The awards to the executive officers (other than the executive Chairman and the CEO) are distributed from a pool. Awards are at risk and there is no threshold.

  •
  The CEO's target is 100% of his year-end annualized salary, and his award is limited to 200% of his salary.

  •
  Except for the CEO, there are no other individual targets for the other executive officers, including the NEOs. Our plan provides for an aggregate target of 100% of the combined year-end annualized base salaries of all other executives participating in the incentive plan.

  •
  The aggregate maximum awards to all executives other than the CEO but including the other NEOs, is 200% of their total combined year-end annualized base salaries.

See the description of the our annual cash incentive award plan in Compensation Discussion and Analysis.

The following table is presented in accordance with SEC rules. However, the information required by the table is not consistent with the design of our annual cash incentive plan because, except for our executive Chairman and the CEO, our plan does not provide for individual targets or individual maximum awards. Despite these limitations, the table sets forth target and maximum amounts for the NEOs as if they were determined on an individual basis instead of on a pool-based approach.

The amounts listed in the Target column represent 100% of the year-end monthly base salary annualized. The amounts listed in the Maximum column represent 200% of the year-end monthly salary annualized.

	Estimated Future Payouts Under Non-Equity Incentive Plan
Name	Threshhold	Target	Maximum	Actual Award Paid in March 2012
F. H. Merelli, Chairman	$0	$915,000	$1,830,000	$600,000

Thomas E. Jorden, CEO	$0	$672,000	$1,344,000	$750,000

Paul Korus, CFO	$0	$452,000	$904,000	$350,000

Joseph R. Albi	$0	$500,000	$1,000,000	$400,000

Stephen P. Bell	$0	$385,000	$770,000	$350,000

Equity Incentive Plan Awards

The following table provides information regarding the awards of restricted stock and options made to the CEO, the CFO and other NEOs in 2011. See Compensation Discussion and Analysis, Elements of Total Executive Compensation, Long-Term Equity Incentive Award Program for more information about these awards.

				Estimated Future Payouts Under Equity Incentive Plan Awards
									Grant Date Fair Value of Stock & Option Awards(5)(6)
Name	Type of Award(1)	Award Grant Date	Comp Comm. Action Date	Threshold(2)	Target(3)	Maximum	All Other Option Awards(4)	Exercise Price of Option Awards

F.H. Merelli Chairman	RSA	1/3/11	12/21/10	47,863	95,726	95,726	–	–	$6,988,955

Thomas Jorden CEO	RSA	1/3/11	12/21/10	23,932	47,863	47,863			$3,494,478

	NQ	9/30/11	8/25/11				25,000	$55.96	$479,260

Paul Korus, CFO	RSA	1/3/11	12/21/10	23,932	47,863	47,863			$3,494,478

	NQ	9/30/11	8/25/11				15,000	$55.96	$287,556

Joseph Albi	RSA	1/3/11	12/21/10	23,932	47,863	47,863			$3,494,478

	NQ	9/30/11	8/25/11				25,000	$55.96	$479,260

Stephen Bell	RSA	1/3/11	12/21/10	23,932	47,863	47,863			$3,494,478

	NQ	9/30/11	8/25/11				25,000	$55.96	$479,260

(1)
RSA = Restricted stock (time-vested and performance shares)
NQ = Nonqualified stock option

(2)
Represents one-half of the total potential award that vests on the third anniversary of the award, subject to continued service.

(3)
The terms of the performance awards do not specify a targeted number of shares. The number of shares that vest depends on Cimarex's stock price performance relative to its peers and is not computed until the third anniversary of the award. See Long-Term Equity Incentive Award Program for the method of computing the number of shares that vest. The actual number of shares that vest will not be determinable until January 3, 2014 (the third anniversary of the award). The shares disclosed in this column represent the shares the executive would have been entitled to (based upon December 2011 stock prices), had the award vested on January 3, 2012. Ordinary cash dividends are paid on the maximum number of shares during the vesting period. (Beginning with awards made in 2012, cash dividends will be paid on the threshold number of shares during the vesting period and accrued during the vesting period on the remaining number of shares which are subject to measurement of relative total shareholder return upon satisfaction of vesting.)

(4)
These grants related to the implementation of our CEO succession plan effective September 30, 2011. See Compensation Discussion and Analysis, September 30, 2011 Option Grants.

(5)
For restricted stock, represents the grant date fair value based on the probable outcome of the performance conditions, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

(6)
For stock options, represents the grant date fair value utilizing the Black-Scholes option pricing model.

The following table provides information about all outstanding options and unvested stock awards held by the CEO and each NEO as of December 31, 2011:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

						STOCK AWARDS
	OPTION AWARDS
	Number of Securities Underlying Unexercised Options					Equity Incentive Plan Awards That Have Not Vested
Name	Exercisable		Unexercisable	Option Exercise Price	Option Expiration Date	No. of Shares		Market Value of Unearned Shares(1)

F.H. Merelli, Chairman	422,400	(2)	0	$16.65	12/06/2012	255,726	(3)	$15,829,440

Thomas E. Jorden CEO	0		25,000	$55.96	9/30/2018	127,863	(4)	$7,914,720

Paul Korus, CFO	0		15,000	$55.96	9/30/2018	127,863	(4)	$7,914,720

Joseph R. Albi	0		25,000	$55.96	9/30/2018	127,863	(4)	$7,914,720

Stephen P. Bell	0		25,000	$55.96	9/30/2018	127,863	(4)	$7,914,720

(1)
The amount in this column reflects the closing market price of the stock as of December 31, 2011 ($61.90) times the number of shares reported in the previous column.

(2)
This option fully vested on December 6, 2007.

(3)
60,000 shares vested on January 2, 2012; 100,000 shares could vest on January 4, 2013; and 95,726 shares could vest on January 3, 2014.

(4)
30,000 shares vested on January 2, 2012; 50,000 shares could vest on January 4, 2013 and 47,863 shares could vest on January 3, 2014.

The following table provides information about the stock awards that vested during 2011. No options were exercised by any NEO during 2011.

2011 OPTION EXERCISES AND RESTRICTED STOCK VESTED

	2011 OPTION EXERCISES		2011 STOCK VESTING

Name	Number of Shares Acquired on Exercise (#)	Value Realized Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

F. H. Merelli, Chairman	–	$–	60,000	$5,343,600
Thomas E. Jorden, CEO	–	$–	30,000	$2,671,800
Paul Korus, CFO	–	$–	30,000	$2,671,800
Joseph R. Albi	–	$–	30,000	$2,671,800
Stephen P. Bell	–	$–	30,000	$2,671,800

The following table provides information on the Supplemental Savings Plan contributions and earnings for our NEOs in each of the last three fiscal years. Participants may defer a maximum of 50% of total annual cash compensation, provided, however, that the amount deferred may not exceed the dollar limitation on elective deferrals under the Internal Revenue Code section 402(g) in effect on January 1 of the calendar year of deferral (2011 limitation was $22,000). In 2011, Cimarex matched 100% of the participants' contributions up to 7% of the participant's total annual cash compensation.

2011 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

F. H. Merelli, Chairman
2011	$16,500	$16,500	$23,869	$–	$679,311	(3)
2010	$16,500	$16,500	$60,569	$–	$622,681
2009	$16,500	$16,500	$96,467	$–	$529,351

Thomas E. Jorden, CEO
2011	$16,500	$16,500	$223	$–	$511,404	(3)
2010	$16,500	$16,500	$292	$–	$478,420
2009	$32,880	$16,500	$2,179	$–	$445,367

Paul Korus, CFO
2011	$16,500	$16,500	$(6,167)	$–	$299,927	(3)
2010	$16,500	$16,500	$22,500	$–	$273,333
2009	$26,790	$16,500	$35,366	$–	$218,072

Joseph R. Albi
2011	$16,500	$16,500	$(856)	$–	$248,629	(3)
2010	$16,500	$16,500	$28,241	$–	$216,724
2009	$24,043	$16,500	$29,789	$–	$155,723

Stephen P. Bell
2011	$16,500	$16,500	$21,880	$–	$404,888	(3)
2010	$16,500	$16,500	$5,742	$–	$350,247
2009	$22,748	$16,500	$7,583	$–	$311,745

(1)
The amounts included in this column are also included in the Salary column in the Summary Compensation Table.

(2)
The amounts reported in this column are included in the All Other Compensation column and footnote 3 thereto in the Summary Compensation Table.

(3)
The following table sets forth amounts included in the aggregate balance at December 31, 2011 that were reported as compensation to the named executive officer in the Summary Compensation Table for previous years.

Named Executive Officer	Amount of Previously Reported Compensation
F. H. Merelli	$458,613
Thomas E. Jorden	$439,411
Joseph R. Albi	$232,358
Stephen P. Bell	$308,978
Paul Korus	$438,295

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION

We do not consider post-termination benefits as a material element of executive compensation because, except for our Chairman, NEO post-termination benefits are the same benefits available to all full-time employees. Post-termination benefits are not included in the Committee's analysis of total compensation.

We are obligated to make certain payments to all of our NEOs or to accelerate the vesting of their equity awards upon a change in control, death, disability or termination of employment pursuant to the following plans and agreements:

  •
  Change in Control Severance Plan that covers all full-time employees, including the NEOs

  •
  2002 Stock Incentive Plan and 2011 Equity Incentive Plan

  •
  employment agreement with Mr. Merelli, our executive Chairman

  •
  change in control provisions for the benefit of Messrs. Albi, Bell, Jorden and Korus, as assumed by Cimarex

  •
  Supplemental Savings Plan

We currently do not pay severance benefits or accelerate equity awards upon the retirement of the NEOs. Individual performance assessments, compensation arising from our annual compensation program (except to the extent provided in the contractual arrangements described above) and overall wealth accumulation are not factors that affect post-termination benefits.

The following tables provide the estimated compensation and present value of benefits potentially payable to the NEO upon a change in control of Cimarex or termination of employment. The amounts shown assume that the termination or change in control occurred on December 31, 2011. The actual amounts to be paid can only be determined at the time of the executive's actual separation from Cimarex or the occurrence of a change in control. Actual payments may be more or less than the amounts described below. In addition, the company may enter into new arrangements or modify these arrangements, from time to time.

Please see the narrative following the tables below for a discussion of the agreements providing for the payments required upon termination or a change in control.

Potential Payments upon Change in Control

Cimarex is obligated under certain agreements to pay benefits upon a "change in control" event. Cimarex's definition of "change in control" as used in its 2002 Stock Incentive Plan and its 2011 Equity Incentive Plan, its Change in Control Severance Plan and the change in control provisions that survived certain expired employment agreements with each NEO is the same. In summary, a "change-in-control" event means any of the following:

  •
  Acquisition of 30% or more of the shares of our outstanding common stock or the combined voting power of voting securities of Cimarex by an individual or group.

  •
  During any period of twelve months, members of our Board of Directors cease to constitute a majority of the directors.

  •
  A reorganization, share exchange or merger unless (i) the shareholders prior to the reorganization or merger continue to own more than 40% of the outstanding common stock and combined voting power of the resulting corporation following the reorganization or merger; and (ii) at least a majority of the members of the Board of the corporation resulting from the merger or reorganization were members of the Board at the time of executing the agreement to reorganize or merge.

  •
  The complete liquidation or dissolution of Cimarex or the sale of all or substantially all of its assets.

The following describes potential payments to the NEOs in the event of a change-in-control event coupled with termination of employment without cause:

Change in Control – Termination without Cause

Name	Annual Average Cash Compensation(1)	Cash Incentive(2)	Restricted Stock and Stock Units(3)	Options	Employee Benefits(4)	280G Tax Gross Up(5)	Total Benefits
F. H. Merelli, Chairman	$4,128,096	$702,465	$15,865,241	$0	$540,527	$0	$21,236,329
Thomas E. Jorden, CEO	$2,827,846	$420,124	$7,932,621	$152,000	$469,792	$2,683,908	$14,486,291
Paul Korus, CFO	$2,088,956	$347,007	$7,932,621	$91,200	$243,031	$2,516,375	$13,219,190
Joseph R. Albi	$2,270,180	$363,302	$7,932,621	$152,000	$174,324	$0	$10,892,427
Stephen P. Bell	$1,863,513	$295,324	$7,932,621	$152,000	$321,863	$0	$10,565,321

(1)
Amount represents two times the annual average compensation (salary and cash incentive bonus) paid to the executive for 2010 and 2011, as provided in the Change in Control Severance Plan.

(2)
Amount represents the average incentive bonus as provided in the Change in Control Severance Plan.

(3)
Amounts for acceleration of restricted stock and stock units were computed based upon the closing price of Cimarex's common stock as of December 31, 2011 of $61.90 per share.

(4)
Amounts represent estimated payments under the Supplemental Savings Plan and the estimated value of continued medical, dental, disability and life insurance benefits for two years.

(5)
The gross-up for the excise tax is with respect to the cash severance payment, the cash incentive and the restricted stock that becomes vested upon a change in control, and employee benefits, all assuming a change in control occurred on December 31, 2011. The 20% excise tax is triggered only if the present value of the listed benefits is equal to or greater than three times the average of the prior five years W-2 pay. Accordingly, the amounts are shown only for the NEOs whose benefits trigger the 20% excise tax. To determine the appropriate gross-up for excise tax, the following tax rates were used: 35% federal, 4.6% state, 20% excise and 1.45% Medicare.

The following is a summary of those agreements that provide for payment to the Chairman of the Board, the CEO and the other NEOs in the event of a change-in-control event coupled with termination of employment without cause:

Change in Control Severance Plan

Our Change in Control Severance Plan provides for the payment of severance benefits to all active employees in the event of termination following a "change in control." In the event of a change in control, if an employee is terminated for any reason other than "cause" (as defined in the plan) within two years following a change in control, each employee would be entitled to:

  •
  Cash severance payments of up to two years' salary and cash incentive award.

  •
  A pro rata portion of the annual cash incentive bonus award otherwise payable for the year of termination.

  •
  Continued medical, dental, disability and life insurance benefits for two years.

  •
  Additional payments to pay any applicable excise tax imposed by Section 4999 of the Internal Revenue Code and related income taxes, interest and penalties.

Assumed Change-in-Control Employment Provisions for Messrs. Albi, Bell, Jorden and Korus

We assumed the change-in-control provisions from the now expired employment agreements between each of Messrs. Albi, Bell, Jorden and Korus and a predecessor company. Each agreement provides that if the executive is terminated without cause following a change-in-control event (as defined in the agreement), the executive is entitled to a lump-sum payment equal to two times the executive's base salary at the time of the change in control. Benefits payable under these agreements are forfeited if the executive receives benefits under any other change-in-control plan, including the Cimarex Energy Co. Change in Control Severance Plan.

As a practical matter, the "change-in-control" benefits assumed under the employment agreements only benefit these executives if the Change in Control Severance Plan described above has been terminated. The Change in Control Severance Plan provides for greater benefits payable upon the occurrence of a change-in-control event.

Change in Control – No Termination

The following describes potential payments to the Chairman, the CEO and other NEOs in the event of a change-in-control event without employment termination:

Name	Restricted Stock and Stock Units(1)	Options	280G Tax Gross Up(2)	Total Benefits
F. H. Merelli, Chairman	$15,865,241	$0	$0	$15,865,241
Thomas E. Jorden, CEO	$7,932,621	$152,000	$0	$8,084,621
Paul Korus, CFO	$7,932,621	$91,200	$0	$8,023,821
Joseph R. Albi	$7,932,621	$152,000	$0	$8,084,621
Stephen P. Bell	$7,932,621	$152,000	$0	$8,084,621
(1)
Amounts for acceleration of restricted stock and stock units were computed based upon the closing price of Cimarex's common stock as of December 31, 2011 of $61.90 per share.

(2)
The gross-up for the excise tax is with respect to the cash severance payment, the cash incentive and the restricted stock that becomes vested upon a change in control, and employee benefits, all assuming a change in control occurred on December 31, 2011. The 20% excise tax is triggered only if the present value of the listed benefits is equal to or greater than three times the average of the prior five years W-2 pay. Accordingly, the amounts are shown only for the named executive officers whose benefits trigger the 20% excise tax. To determine the appropriate gross-up for excise tax, the following tax rates were used: 35% federal, 4.6% state, 20% excise and 1.45% Medicare.

Our 2002 Stock Incentive Plan and our 2011 Equity Incentive Plan provide for acceleration of vesting in the event of a change in control.

Potential Payments upon Termination – No Change in Control

Potential Payments upon Death or Disability

Name	Severance(1)	Cash Incentive(1)	Restricted Stock and Stock Unit(2)	Options	Employee Benefits(3)	Total Benefits
F. H. Merelli, Chairman	$1,801,192	$1,801,192	$15,865,241	$0	$529,351	$19,996,976
Thomas E. Jorden, CEO	$0	$0	$7,932,621	$152,000	$445,367	$8,529,988
Paul Korus, CFO	$0	$0	$7,932,621	$91,200	$218,072	$8,241,893
Joseph R. Albi	$0	$0	$7,932,621	$152,000	$155,723	$8,240,344
Stephen P. Bell	$0	$0	$7,932,621	$152,000	$311,745	$8,396,366
(1)
Mr. Merelli's employment agreement provides for continuation of base salary for 24 months (reduced by long-term disability benefits, if applicable) and the maximum incentive compensation payable under Cimarex's cash incentive award plan if he is terminated without cause or because of death or disability. "Without cause" includes resignation by Mr. Merelli upon a change in his place in employment from Denver, Colorado, without his consent. The amounts displayed represent 24 months of Mr. Merelli's base salary at December 31, 2011, and the maximum cash incentive award that could have been earned by Mr. Merelli for 2011 services.

(2)
Amounts for acceleration of restricted stock and stock units were computed based upon the closing price of Cimarex's common stock as of December 31, 2011 of $61.90 per share.

(3)
Amounts represent estimated value of benefits payable under the Supplemental Savings Plan.

The vesting of all equity awards accelerates in the event of death or disability. Benefits under the Supplemental Savings Plan are paid upon death or disability.

Potential Payments upon Termination Without Cause

Name	Severance(1)	Cash Incentive(1)	Employee Benefits(2)	Total Benefits
F. H. Merelli, Chairman	$1,801,192	$1,760,000	$529,351	$4,090,543
Thomas E. Jorden, CEO	$0	$0	$445,367	$445,367
Paul Korus, CFO	$0	$0	$218,072	$218,072
Joseph R. Albi	$0	$0	$155,723	$155,723
Stephen P. Bell	$0	$0	$311,745	$311,745
(1)
Mr. Merelli's employment agreement provides for continuation of base salary for 24 months (reduced by long-term disability benefits, if applicable) and the maximum incentive compensation payable under Cimarex's cash incentive award plan if he is terminated without cause or because of death or disability. "Without cause" includes resignation by Mr. Merelli upon a change in his place in employment from Denver, Colorado, without his consent. The amounts displayed represent 24 months of Mr. Merelli's base salary at December 31, 2011, and the maximum cash incentive award that could have been earned by Mr. Merelli for 2011 services.

(2)
Amounts represent estimated value of benefits payable under the Supplemental Savings Plan.

In September 2002 we assumed Mr. Merelli's employment agreement from a predecessor company. His agreement is for an indefinite term. The agreement provides that if Mr. Merelli's employment is terminated because of (i) death or disability or (ii) without cause, he is entitled to continuation of his base salary for 24 months (reduced by long-term disability benefits, if applicable) and the maximum incentive compensation payable under Cimarex's cash incentive award plan. "Without cause" includes a resignation by Mr. Merelli upon a change in his place of employment from Denver, Colorado without his consent. Mr. Merelli agreed not to reveal any trade secret or confidence and to surrender all information containing trade secrets or confidences. The confidentiality requirements of his employment agreement survive for three years following termination of employment.

Benefits under the Supplemental Savings Plan are payable to each NEO upon termination of employment.

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Cimarex has one class of voting securities outstanding. On March 15, 2012, there were 85,725,614 shares of common stock outstanding, with each share entitled to one vote.

Beneficial Ownership by Executive Officers and Directors

The following table shows, as of March 15, 2012, the number of shares of common stock "beneficially owned," as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, by the NEOs, the directors, and all executive officers and directors, as a group:

Name of Beneficial Owner	Shares Owned(1)		Option Shares(2)	Beneficial Ownership Total		Percent of Class
Named Officers
F.H. Merelli (also director)	762,088		422,400	1,184,488		1.4%
Thomas E. Jorden (also director)	197,531		0	197,531		<1%
Paul Korus	158,466		0	158,466		<1%
Joseph R. Albi (also director)	165,053		0	165,053		<1%
Stephen P. Bell	182,601		0	182,601		<1%
Directors
Jerry Box	11,907		0	11,907		<1%
Hans Helmerich	581,664	(3)	10,000	591,664	(3)	<1%
David A. Hentschel	25,879		0	25,879		<1%
Harold R. Logan, Jr.	6,522		0	6,522		<1%
Monroe W. Robertson	14,456		0	14,456		<1%
Michael J. Sullivan	14,653		10,000	24,653		<1%
L. Paul Teague	57,466	(4)	0	57,466	(4)	<1%
All executive officers and directors as a group (16 persons)	2,444,441		442,400	2,886,841		3%
(1)
Includes restricted stock, direct and indirect ownership of common stock and equivalent shares of common stock held by the trustee for the benefit of the named individual in the Cimarex Energy Co. 401(k) Plan. Does not include deferred compensation units held by some directors.

(2)
Shares of common stock that could be purchased by the exercise of vested stock options within the 60-day period following March 15, 2012 under the Cimarex Energy Co. 2002 Stock Incentive Plan or the Cimarex 2011 Equity Incentive Plan.

(3)
Includes 11,450 shares owned by Mr. Helmerich's wife. Mr. Helmerich disclaims beneficial ownership of the shares held by his wife. Also includes 55,000 shares owned by The Helmerich Foundation, of which Mr. Helmerich is co-trustee, and 452,000 shares held by the Estate of W. H. Helmerich III, of which Mr. Helmerich is the trustee.

(4)
Includes 9,055 shares owned by Mr. Teague's wife. Mr. Teague disclaims beneficial ownership of the shares held by his wife.

 Beneficial Owners of More than Five Percent

Each of the following shareholders beneficially owns five percent or more of our outstanding shares of common stock. The following table provides information regarding their stock ownership and is based on their filings with the SEC.

	Voting Authority		Dispositive Authority		Total Amount of Beneficial Ownership
						Percent of Class
Name and Address	Sole	Shared	Sole	Shared
Artisan Partners 875 East Wisconsin Ave., #800 Milwaukee, WI 53202	0	4,370,860	0	4,491,960	4,491,960	5.2%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	5,268,749	0	5,268,749	0	5,268,749	6.14%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	10,478,000	0	10,478,000	0	10,478,000	12.2%
Harris Associates L.P. Two North LaSalle St., #500 Chicago, IL 60602-3790	4,506,350	0	4,506,350	0	4,506,350	5.3%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	4,277,750	0	11,340,189	0	11,340,189	13.2%

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Policy for Approval of Audit, Audit-Related and Tax Services

The Audit Committee annually reviews and pre-approves certain categories of audit, audit-related and tax services to be performed by our independent auditor, subject to a specified range of fees. The Audit Committee may also pre-approve specific services. Certain non-audit services as specified by the SEC may not be performed by our independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. The services described below and the related fees were pre-approved by the Audit Committee in 2010 and 2011.

 Fees

The following table sets forth the aggregate fees and costs paid to KPMG during the last two fiscal years for professional services rendered to Cimarex:

	Years Ended December 31,
	2011	2010
Audit Fees	$981,000	$935,000
Audit-Related Fees	$10,000	$5,100	(1)
Tax Fees	$197,873	$239,132	(2)
All Other Fees	$0	$0
(1)
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings, e.g. comfort letters and consents, and assistance in responding to SEC comment letters.

(2)
Includes review of federal and state tax returns and compliance issues.

Report of Audit Committee

The Audit Committee on behalf of the Board of Directors oversees (i) the quality of the Company's financial reporting; (ii) the independent auditor's qualifications and independence; and (iii) the performance of the Company's internal auditors and independent auditor. In so doing, it is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditor and the management of the Company. All members of the Audit Committee meet the independence, experience and financial literacy requirements of the New York Stock Exchange, the Sarbanes Oxley Act and any rules or regulations promulgated by the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.cimarex.com.

Management is responsible for the Company's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and uses internal audit to assist with these responsibilities.

The Audit Committee reviewed Cimarex's audited financial statements as of and for the year ended December 31, 2011 and met with both management and KPMG, Cimarex's independent registered public accounting firm, to discuss those financial statements and the effectiveness of Cimarex's internal control over financial reporting. In addition, we have received from KPMG the communication required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with KPMG their independence from Cimarex and its management. The Audit Committee also discussed with KPMG any matters required by the PCAOB and Statement on Auditing Standards No. 61, Communication with Audit Committees.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Cimarex's audited financial statements be included in Cimarex's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

THE AUDIT COMMITTEE Monroe W. Robertson, Chairman Harold R. Logan, Jr. Michael J. Sullivan

OTHER MATTERS

Transactions with Related Persons

The Compensation and Governance Committee charter provides that the Committee will annually review, report and make recommendations to the Board regarding related party transactions required to be disclosed pursuant to SEC regulations for potential conflict of interest situations and any relationships that may adversely affect the independent judgment of a director. Our Code of Business Conduct also provides that the Board will review potential conflicts of interest and determine independence of board members. See Corporate Governance, Independence of Board Members.

Hans Helmerich, a director of Cimarex, is the chairman, chief executive officer, a director and a shareholder of Helmerich & Payne, Inc. During Helmerich & Payne's fiscal year ended September 30, 2011, we contracted with Helmerich & Payne for drilling rigs and services in arms' length transactions and as part of our ordinary course of business in the same manner as we obtain services from other companies that provide similar services. From October 1, 2010 through September 30, 2011, we paid Helmerich & Payne, Inc. $33 million for drilling rigs and services, which represented less than 2% of Helmerich & Payne, Inc.'s gross revenues. The Board of Directors is not involved in the selection and award of contract drilling services. Our Board by resolution concluded that (i) the transactions with Helmerich & Payne, Inc. are proper and are not material when compared to our total drilling costs, (ii) Mr. Helmerich does not have a material interest in the transactions and (iii) his relationship with Helmerich & Payne, Inc. does not interfere with his independent business judgment while serving on our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC. Based on a review of such reports, and on written representations from our reporting persons, we believe that all reports were timely filed in 2011, except reports of the annual grants of restricted stock to each of our directors, as part of their director fees, were not timely filed. Forms 5 covering these awards have been filed.

Complaint and Reporting Procedures

We have established complaint and reporting procedures that are posted on our website at www.cimarex.com. Any person, whether or not an employee, who has a concern about the conduct of Cimarex or any of our people, including accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern by calling our confidential hotline, 1-866-519-1898. Any interested party, whether or not an employee, who wishes to communicate directly with non-management directors may call the confidential hotline. The hotline is available 24 hours a day, seven days a week and is completely confidential. Comments will be typed verbatim and will be delivered to a representative with authority to investigate the concern.

 Householding

The SEC's rules permit companies and intermediaries (such as brokers) to implement a delivery procedure known as "householding." Under this procedure, multiple Cimarex shareholders who reside at the same address may receive a single set of proxy materials, unless one or more of the shareholders has provided contrary instructions. This procedure reduces printing costs and postage fees, and saves natural resources.

If you hold your shares in "street name" (your shares are held in a brokerage account or by a bank or other nominee), you may revoke your consent to householding at any time by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Also, you can request information about householding from your broker or bank.

If you are a shareholder of record (your shares are held in your own name and not held in a brokerage account), and you received a household mailing this year, and if you would like to have additional copies mailed to you or if you would like to opt out of householding for future mailings, please send your written request to Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004 (phone: 888-509-5580).

CIMAREX ENERGY CO.

VOTE BY INTERNET OR TELEPHONE
Q U I C K E A S Y	I M M E D I AT E

As a stockholder of Cimarex Energy Co., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 15, 2012.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by mail:
Call 1 (866) 894-0537
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE

VOTING ELECTRONICALLY OR BY PHONE

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL THE NOMINEES LISTED UNDER PROPOSAL 1, “FOR” PROPOSALS 2 AND 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes like this	☒

The Board of Directors recommends a vote FOR all the nominees listed under Proposals 1 and FOR Proposals 2 and 3.

The Board of Directors recommends a vote FOR all the nominees listed below:

1. Election of three Class I directors:	For	Against	Abstain

(01) Joseph R. Albi	☐	☐	☐

(02) Jerry Box	☐	☐	☐

(03) Michael J. Sullivan	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

2 Advisory approval of executive compensation	☐	☐	☐

3. Ratify the appointment of KPMG LLP as our independent auditors for 2012	☐	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date , 2012.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 16, 2012.

The Proxy Statement and our 2011 Annual Report to Shareholders are available at: http://www.cstproxy.com/cimarex/2012

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CIMAREX ENERGY CO.

The undersigned appoints Thomas E. Jorden and Paul Korus as proxies, with power to act without the other and with power of substitution, and authorizes them to represent and vote, as designated on the other side, all the shares of common stock of Cimarex Energy Co. held of record by the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Shareholders be held at the Hyatt Regency Hotel, 100 East 2nd Street, Tulsa, OK 74103, on May 16, 2012, at 9:00 a.m., Central Daylight Time, or any adjournment thereof.

For participants in the Cimarex 401(k) Plans, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received prior to 5 p.m., Eastern Time, on May 11, 2012, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as shares were voted by other Plan participants.

(Continued, and to be marked, dated and signed, on the reverse side)